                         AMENDED AND RESTATED AGREEMENT
                           AND PLAN OF REORGANIZATION
                                     AMONG
                        PACIFICARE HEALTH SYSTEMS, INC.
                               N-T HOLDINGS, INC.
                              NEPTUNE MERGER CORP.
                             TREE ACQUISITION CORP.
                                      AND
                         FHP INTERNATIONAL CORPORATION

                             ---------------------
                            AS OF NOVEMBER 11, 1996
                             ---------------------

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
      ARTICLE 1  DESCRIPTION OF TRANSACTION.............................................................          1
            1.1  Mergers................................................................................          1
            1.2  Effect of the Mergers..................................................................          2
            1.3  Closing; Effective Time................................................................          2
            1.4  Certificates of Incorporation and Bylaws; Directors and Officers.......................          2
            1.5  Conversion of Shares...................................................................          3
            1.6  Closing of the Transfer Books of the Company and PacifiCare............................          6
            1.7  Exchange of Certificates...............................................................          6
            1.8  Appraisal Rights.......................................................................          8
            1.9  Stock Subject to Conditions............................................................          8
           1.10  Tax Consequences.......................................................................          8
           1.11  Accounting Consequences................................................................          9
           1.12  Further Action.........................................................................          9

      ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................          9
            2.1  Organization; Subsidiaries; Capitalization.............................................          9
            2.2  SEC Filings; Financial Statements......................................................         10
            2.3  Absence of Certain Changes or Events...................................................         11
            2.4  Tax Matters............................................................................         11
            2.5  Contracts..............................................................................         12
            2.6  Employees..............................................................................         13
            2.7  Litigation and Claims; Compliance with Law.............................................         15
            2.8  Properties.............................................................................         15
            2.9  Disclosure.............................................................................         15
           2.10  Transactions with Affiliates...........................................................         16
           2.11  Vote Required..........................................................................         16
           2.12  Takeover Provisions Inapplicable.......................................................         16
           2.13  Company Action.........................................................................         16
           2.14  Fairness Opinion.......................................................................         16
           2.15  Financial Advisor......................................................................         16
           2.16  Enforceability.........................................................................         16
           2.17  Governmental Consents; No Conflicts....................................................         17
           2.18  Reserves...............................................................................         17
           2.19  Audits or Investigations by Governmental Entities......................................         18
           2.20  Environmental Provisions...............................................................         18
           2.21  Intellectual Property..................................................................         19

      ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PACIFICARE AND HOLDING...............................         19
            3.1  Organization; Subsidiaries; Capitalization.............................................         19
            3.2  SEC Filings; Financial Statements......................................................         21
            3.3  Absence of Certain Changes or Events...................................................         21
            3.4  Tax Matters............................................................................         21
            3.5  Contracts..............................................................................         22
            3.6  Employees..............................................................................         23
            3.7  Litigation and Claims; Compliance with Law.............................................         24
            3.8  Properties.............................................................................         24
            3.9  Disclosure.............................................................................         24
           3.10  Transactions with Affiliates...........................................................         25
           3.11  Vote Required..........................................................................         25
           3.12  Takeover Provisions Inapplicable.......................................................         25

                                                                                                            PAGE
                                                                                                          ---------
           3.13  PacifiCare Action......................................................................         25
           3.14  Actions by Holding, Neptune Sub and Company Sub........................................         25
           3.15  Fairness Opinion.......................................................................         25
           3.16  Financial Advisor......................................................................         25
           3.17  Enforceability.........................................................................         26
           3.18  Governmental Consents; No Conflicts....................................................         26
           3.19  Common and Preferred Stock To Be Issued................................................         26
           3.20  Reserves...............................................................................         26
           3.21  Audits or Investigations by Governmental Entities......................................         27
           3.22  Environmental Provisions...............................................................         27
           3.23  Intellectual Property..................................................................         28
           3.24  Formation of Holding...................................................................         28

      ARTICLE 4  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;
                  ADDITIONAL AGREEMENTS.................................................................         28
            4.1  Information and Access.................................................................         28
            4.2  Conduct of Business of the Company.....................................................         29
            4.3  Conduct of Business of PacifiCare......................................................         31
            4.4  Negotiation With Others................................................................         32
            4.5  Registration Statement; Prospectus/Proxy Statement.....................................         32
            4.6  Stockholders' Meetings.................................................................         33
            4.7  Regulatory Approvals...................................................................         34
            4.8  Employee Benefits Plans................................................................         34
            4.9  Indemnification........................................................................         37
           4.10  Additional Agreements..................................................................         38
           4.11  Disclosure.............................................................................         39
           4.12  Affiliate Agreements...................................................................         39
           4.13  Tax Qualification and Opinion Back-Up Certificates.....................................         39
           4.14  Financing..............................................................................         39
           4.15  Talbert................................................................................         39
           4.16  7% Senior Notes Due 2003...............................................................         40
           4.17  Notices of Certain Events..............................................................         40
           4.18  Certain Corporate Matters with Respect to PacifiCare...................................         40
           4.19  Compliance with Regulations............................................................         40
           4.20  Assumption by Successor................................................................         41
           4.21  No Activity by Holding.................................................................         41

      ARTICLE 5  CONDITIONS PRECEDENT TO OBLIGATIONS OF PACIFICARE AND HOLDING..........................         41
            5.1  Representations and Warranties Accurate................................................         41
            5.2  Compliance With Covenants..............................................................         41
            5.3  No Material Adverse Effect.............................................................         41
            5.4  Certificate............................................................................         41
            5.5  Effectiveness of Registration Statement................................................         41
            5.6  Stockholder Approval...................................................................         41
            5.7  Affiliates Agreements..................................................................         41
            5.8  Legal Opinion..........................................................................         42
            5.9  Tax Opinion............................................................................         42
           5.10  Absence of Restraint...................................................................         42
           5.11  No Governmental Litigation.............................................................         42
           5.12  No Other Litigation....................................................................         42
           5.13  HSR Act................................................................................         42
           5.14  Quotation on Nasdaq National Market or New York Stock Exchange.........................         42

                                                                                                            PAGE
                                                                                                          ---------
           5.15  Other Required Consents and Approvals..................................................         42
           5.16  TakeCare Board Representation..........................................................         42
           5.17  Restated Rights Plan...................................................................         43
           5.18  Talbert................................................................................         43

      ARTICLE 6  CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS......................................         43
            6.1  Representations and Warranties Accurate................................................         43
            6.2  Compliance With Covenants..............................................................         43
            6.3  No Material Adverse Effect.............................................................         43
            6.4  Certificate............................................................................         43
            6.5  Effectiveness of Registration Statement................................................         43
            6.6  Stockholder Approval...................................................................         43
            6.7  Legal Opinion..........................................................................         43
            6.8  Tax Opinion............................................................................         43
            6.9  Absence of Restraint...................................................................         44
           6.10  No Governmental Litigation.............................................................         44
           6.11  HSR Act................................................................................         44
           6.12  Quotation on Nasdaq National Market or New York Stock Exchange.........................         44

      ARTICLE 7  TERMINATION OF AGREEMENT...............................................................         44
            7.1  Termination............................................................................         44
            7.2  Effect of Termination..................................................................         45
            7.3  Fees and Expenses......................................................................         45

      ARTICLE 8  MISCELLANEOUS..........................................................................         46
            8.1  Amendment..............................................................................         46
            8.2  Waiver.................................................................................         47
            8.3  No Survival of Representations and Warranties..........................................         47
            8.4  Entire Agreement; Counterparts; Applicable Law.........................................         47
            8.5  Attorneys' Fees........................................................................         47
            8.6  Assignability..........................................................................         47
            8.7  Notices................................................................................         47
            8.8  Cooperation............................................................................         50
            8.9  Certain Terms..........................................................................         50
           8.10  Titles.................................................................................         50
           8.11  Articles, Sections and Exhibits........................................................         50
           8.12  Jurisdiction...........................................................................         50
           8.13  Counterparts; Effectiveness............................................................         50
           8.14  Schedules..............................................................................         50

                                    EXHIBITS

Exhibit 1.4    Holding Restated Certificate of Incorporation
Exhibit 4.12   Affiliate Agreements*

------------------------
* Not included as part of this Appendix A.

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of November 11, 1996, by and among: N-T HOLDINGS, INC., a Delaware corporation ("Holding"), PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation ("PacifiCare"); NEPTUNE MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Holding ("Neptune Sub"); FHP INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), and TREE ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Holding ("Company Sub") who hereby amend and entirely restate the Agreement and Plan of Reorganization among the same parties dated as of August 4, 1996 (the "Original Agreement") as amended and restated on September 17, 1996 (the "First Amended Reorganization Agreement").

                                    RECITALS

    A. The parties intend concurrently to effect a merger of Neptune Sub into PacifiCare (the "PacifiCare Merger") and a merger of Company Sub into Company (the "Company Merger"), each such merger to be carried out in accordance with this Agreement and the laws of the State of Delaware (the "Mergers"), such that PacifiCare and Company become wholly-owned subsidiaries of Holding and the shareholders of PacifiCare and Company become shareholders of Holding. After the Closing, Holding will act as a holding company for PacifiCare and the Company.

    B. This Agreement has been approved by the respective Boards of Directors of Holding, PacifiCare, Neptune Sub, Company and Company Sub.

    C. For United States federal income tax purposes, it is intended that the transactions contemplated by this Agreement qualify as transfers subject to
Section 351(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") and that the shareholders of the Company be treated as if they transferred their stock in Company to Holding in exchange for the Company merger consideration and that the shareholders of PacifiCare be treated as if they transferred their stock in PacifiCare to Holding in exchange for the PacifiCare merger consideration.

    D. On August 4, 1996 PacifiCare had issued and outstanding approximately 12,370,758 shares of Class A Common Stock, $0.01 par value ("PacifiCare Class A Common Stock") and 18,812,799 shares of Class B Common Stock, $0.01 par value ("PacifiCare Class B Common Stock"). On August 4, 1996 the Company had issued and outstanding approximately 40,806,165 shares of Common Stock, $0.05 par value ("Company Common Stock") and approximately 21,030,345 shares of Series A Cumulative Convertible Preferred Stock, $0.05 par value ("Company Series A Preferred Stock").

    E. Contemporaneously with the execution and delivery of the Original Agreement, certain stockholders of PacifiCare and of the Company executed Voting and Non-Disposition Agreements.

                                   AGREEMENT

    Holding, PacifiCare, Neptune Sub, the Company, and Company Sub hereby agree as follows:

                                   ARTICLE 1
                           DESCRIPTION OF TRANSACTION

    1.1 MERGERS. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Company Sub shall be merged into the Company and the separate existence of the Company Sub shall cease. The Company will be the surviving corporation in the Company Merger (the "Company Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises shall continue unaffected by such merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Neptune Sub shall be merged into PacifiCare and the separate existence of Neptune Sub shall cease. PacifiCare shall be the surviving corporation in PacifiCare Merger ("PacifiCare Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises shall continue unaffected by such merger. Company Sub and Neptune Sub have been formed solely for the purpose of effecting the Company Merger and the PacifiCare Merger, respectively, and there will be no other activity in Company Sub and Neptune Sub.

    1.2 EFFECT OF THE MERGERS. The Mergers shall have the effects set forth in this Agreement and in Section 259 of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PacifiCare on the second business day following the date as of which each of the conditions set forth in Articles 5 and 6 has been fulfilled or waived or on such other date or at such other place as may be jointly designated by PacifiCare and the Company (the "Closing Date"). As soon as practicable after the Closing, properly executed certificates of merger for each Merger conforming to the requirements of the DGCL and changing the name of Holding to "PacifiCare Health Systems, Inc." and the name of PacifiCare to "PacifiCare Operations, Inc." or some other name chosen by PacifiCare, shall be filed with the Delaware Secretary of State. The Mergers shall become effective at the time said certificates of merger are filed with the Delaware Secretary of State or at such later time as may be specified in said certificates of merger (the "Effective Time").

    1.4  CERTIFICATES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

    (a) The Certificates of Incorporation of PacifiCare and Company shall be the Certificates of Incorporation of PacifiCare Surviving Corporation and the Company Surviving Corporation, respectively, as of the Effective Time.

    (b) The Bylaws of PacifiCare and the Company, as in effect immediately prior to the Effective Time, shall become the Bylaws of PacifiCare Surviving Corporation and the Company Surviving Corporation, respectively, at the Effective Time.

    (c) The directors of the Company shall resign or be removed concurrently with the Effective Time.

    (d) PacifiCare shall cause Holding to take all necessary corporate action to amend the Certificate of Incorporation and Bylaws of Holding prior to the Effective Time to be in substantially the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit 1.4 (the "Holding Restated Certificate of Incorporation") and the Bylaws of PacifiCare in effect on the date hereof; PROVIDED, HOWEVER, that if the Series A Required Vote (as defined in Section 2.11) is not received for the Series A Amendment (as defined in Section 2.11), PacifiCare shall cause Holding to take all necessary corporate action to file a Certificate of Designation creating a Series A-1 Preferred Stock with rights, preferences, privileges and restrictions identical in all substantial respects to those of the Company Series A Preferred Stock; and, PROVIDED FURTHER, that the indemnification provisions of the Bylaws of Holding may be amended to provide additional indemnification rights to the Directors and/or Officers of Holding. PacifiCare shall cause the Board of Directors of Holding after the Effective Time to consist of at least ten persons, of which two individuals shall be designated by the Board of Directors of the Company and be reasonably satisfactory to the Board of Directors of PacifiCare. The designation of such new directors by the Board of Directors of the Company, and the approval of such new directors by the Board of Directors of PacifiCare shall each occur prior to the Effective Time. Such new directors shall be appointed to different classes, and they shall commence to serve within 60 days of the Effective Time and remain as directors until their successors have been duly elected or until their earlier death, removal or resignation, provided that they shall be renominated as required to be able to serve a minimum of three years. If, prior to the end of such period, either of such directors becomes unable to serve as director, or is no longer qualified to serve as a director, the remaining director (or his successor) shall select a replacement nominee (which nominee shall be satisfactory to the Board of Directors of Holding) to be appointed to serve the remaining term.

    1.5  CONVERSION OF SHARES.

    (a) At the Effective Time, by virtue of the Company Merger (and without any action on the part of any stockholder of the Company):

        (i) any shares of Company Common Stock or Company Series A Preferred Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

        (ii) any shares of Company Common Stock or Company Series A Preferred Stock then held by PacifiCare, Neptune Sub or any other subsidiary of PacifiCare shall be canceled;

       (iii) except as provided in clauses (i) and (ii) above or as provided in
    Section 1.8 with respect to shares as to which appraisal rights have been exercised and subject to Section 1.5(c) below, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:

           (A) an amount of Cash equal to $17.50 (the "Common Cash Consideration"), plus

           (B) the Final Class A/Common Share Ratio (as defined in Section 1.5(a)(vi)(D) below) of a share of Holding's Class A Common Stock, $.01 par value, as provided in the Holding Restated Certificate of Incorporation ("Holding Class A Common Stock"), plus

           (C) the Final Class B/Common Share Ratio (as defined in Section 1.5(a)(vi)(E) below) of a share of Holding's Class B Common Stock, $.01 par value, as provided in the Holding Restated Certificate of Incorporation ("Holding Class B Common Stock");

           (D)  Talbert Rights as specified in Section 1.5(a)(v) below.

       (iv) except as provided in clauses (i) and (ii) above and subject to
    Section 1.5(c), each share of Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into Talbert Rights as specified in Section 1.5(a)(v) below and the other consideration specified in this clause (iv).

    If the Series A Required Vote is received for the Series A Amendment, each share of Series A Preferred Stock shall, in addition to the consideration described in the first sentence of this Section 1.5(a)(iv), be converted into (A) an amount of cash equal to $14.113 (the "Series A Cash Consideration"); and (B) and one-half ( 1/2) share of Holding Series A (as defined in Section 1.7(a)).

    If the Series A Required Vote is not received for the Series A Amendment, then, in accordance with the Company's Certificate of Incorporation, the Company shall, on the date of the Effective Time (or as soon thereafter as practicable and in any event within 5 days thereof), give notice (the "Conversion Notice") in accordance with the Company's Certificate of Designation with respect to the Company Series A Preferred Stock (the "Certificate of Designation") to all holders of Company Series A Preferred Stock (other than holders making an Irrevocable Election with respect to all of their Company Series A Preferred Stock as described in the next paragraph) that a "Change of Control" (as defined in the Certificate of Designation) has occurred on the date of the Effective Time and that such holders may exercise certain "Special Conversion Rights," as defined in the Certificate of Designation, by delivery of written notice of exercise of such rights, together with certificates representing the Company Series A Preferred Stock with respect to which such rights are being exercised, duly endorsed for transfer, until the expiration of 55 days from the date of the Conversion Notice. Such Conversion Notice shall also include such other information as may be required by the Certificate of Designation. In accordance with the Certificate of Designation, each holder of Company Series A Preferred Stock receiving the Conversion Notice shall be entitled, upon exercise of such Special Conversion Rights, to convert each share of

    Company Series A Preferred Stock as to which an Irrevocable Election has not validly been made into either (A) the consideration to be received by a holder of a single share of Company Common Stock pursuant to Section 1.5(a)(iii) times a fraction, the numerator of which is $25.00 and the denominator of which is equal to the closing price of the Company Common Stock on the last business day prior to the date the Company gives the Conversion Notice to the holders of the Company Series A Preferred Stock or
    (B) $25.00 cash plus any accrued but unpaid dividends on such share; PROVIDED, HOWEVER, that if any holder elects the option specified in clause
    (A) above, Holding (directly or through the Company Surviving Corporation) may, at its option, elect to pay such holder $25.00 cash plus any accrued but unpaid dividends on such share instead of the consideration set forth in said clause (A). The Conversion Notice shall also provide that the holders of Company Series A Preferred Stock may elect to waive their Special Conversion Rights and elect to receive the same consideration in the Company Merger that such holder would have received if such holder had converted such holder's shares of Company Series A Preferred Stock into Company Common Stock pursuant to such holder's regular conversion rights immediately prior to the Effective Time ("As-If-Converted Company Merger Consideration"). If any holder of Company Series A Preferred Stock entitled to receive a Conversion Notice fails to exercise such holder's Special Conversion Rights or to waive such rights and elect to receive As-If-Converted Company Merger Consideration within the time period specified in this Section 1.5(a)(iv) and the Certificate of Designation, such holder shall thereafter with respect to all shares of Company Series A Preferred Stock as to which a valid Irrevocable Election has not been made have only the right to surrender such shares in accordance with the provisions of Section 1.7 and to receive for each share the As-If-Converted Company Merger Consideration.

    Each holder of Company Series A Preferred Stock shall be given the right, exercisable prior to the date of the Company Stockholder Meeting, to make an irrevocable election (the "Irrevocable Election") to waive such holder's Special Conversion Rights and such holder's right to receive As-If-Converted Company Merger Consideration in accordance with the foregoing paragraph and the Certificate of Designation and to instead receive, in lieu thereof, for each share of Company Series A Preferred Stock as to which the Irrevocable Election is made (A) the Series A Cash Consideration and (B) one-half ( 1/2) share of Holding Series A (as defined in Section 1.7(a)). The Irrevocable Election shall be effected by returning a Form of Irrevocable Election, properly executed, together with stock certificates representing the Company Series A Preferred held by the holder as to which the Irrevocable Election is made (or a properly completed guarantee of delivery) to the Company's transfer agent prior to the date of the Company Meeting. By making an Irrevocable Election, the holder will irrevocably waive such holder's right with respect to all shares as to which the Irrevocable Election is made to
    (A) exercise Special Conversion Rights (as provided in the Certificate of Designation); (B) exercise such holder's right to receive As-If-Converted Company Merger Consideration; (C) exercise such holder's right to convert such Company Series A Preferred Stock to Company Common Stock or; (D) gift, sell, hypothecate or in any other manner transfer such Company Series A Preferred Stock to any person who does not expressly accept such stock subject to such Irrevocable Election and agree to be bound thereby; PROVIDED that the restrictions imposed by such Irrevocable Election shall lapse if this Agreement shall terminate in accordance with its terms prior to the Effective Time.

    If the Series A Required Vote is not received for the Series A Amendment, then each share of Series A Preferred Stock as to which a valid Irrevocable Election has been made shall, in addition to the consideration described in the first sentence of this Section 1.5(a)(iv), be converted into the Series A Cash Consideration and one-half ( 1/2) share of Holding Series A.

        (v) Subject to Section 1.8 and subject to completion of the transactions contemplated by Section 4.15, at the Effective Time, by virtue of the Company Merger (and without any action on the part of any stockholder of the Company) each share of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted in part into rights to purchase directly or indirectly through one or more other corporations formed to facilitate such purchase, all of the Company's interest in Talbert Medical Management Corporation and Talbert Health Services Corporation (collectively, "Talbert") pro rata based on the number of then outstanding shares of Company Common Stock and the number of shares of Company Common Stock into which outstanding shares of Company Series A Preferred Stock are convertible immediately prior to the Effective Time.

       (vi) for purposes of this Agreement:

           (A) the "Average Pre-Vote Closing Share Price" for the PacifiCare Class B Common Stock shall be the average closing price as quoted in the Wall Street Journal of PacifiCare's Class B Common Stock ("PacifiCare Class B Common Stock") during the twenty trading days ending on the trading date immediately prior to the date of the stockholder meeting at which the Company's stockholders vote on whether to approve the Company Merger,

           (B)  the "Initial Exchange Ratio" shall be .258,

           (C) the "Closing Price/Signing Price Ratio" shall be the Average Pre-Vote Closing Share Price for PacifiCare Class B Common Stock divided by $68.00,

           (D) the "Final Class A/Common Share Ratio" shall be 2,350,000 divided by the Common Outstanding Number (as defined in Section 1.5(a)(vi)(G)), calculated to the nearest .001,

           (E) the "Final Class B/Common Share Ratio" shall be the Final Exchange Ratio minus the Final Class A/Common Share Ratio,

           (F) the "Final Exchange Ratio" shall be the product of the Initial Exchange Ratio times the following multiplier, calculated to the nearest .001:

                                                    CLOSING PRICE/SIGNING PRICE
                   MULTIPLIER                                  RATIO
-------------------------------------------------  ------------------------------
                     0.8875                                  above 1.30
       One minus ( 1/2 times (the Closing
     Price/Signing Price Ratio less 1.075))                 1.075- 1.30
                        1                                   .925- 1.075
  One plus ( 1/2 times (0.925 less the Closing
           Price/Signing Price Ratio))                       .70- .925
                     1.1125                                less than .70

           (G) The "Common Outstanding Number" shall be the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time plus the number of shares of Company Common Stock subject to Company Options (as defined below), if any, which at the Effective Time have the right to receive, upon exercise, the consideration set forth in Section 1.5(a)(iii) after the Effective Time; PROVIDED, HOWEVER, that if the Series A Required Vote is not received for the Series A Amendment, then the "Common Outstanding Number" shall also include the number of shares of Company Common Stock into which the Company Series A Preferred Stock outstanding immediately prior to the Effective Time could be converted, excluding those shares as to which a valid Irrevocable Election has been made.

       (vii) each share of the Common Stock, par value $.01 per share, of Company Sub outstanding shall be converted into an equal number of shares of Company Common Stock.

    (b) At the Effective Time, by virtue of the PacifiCare Merger (and without any action on the part of any stockholder of PacifiCare):

        (i) any shares of PacifiCare Class A Common Stock or PacifiCare Class B Common Stock (PacifiCare Class A Common Stock and PacifiCare Class B Common Stock being sometimes collectively referred to herein as "PacifiCare Common Stock") then held by PacifiCare or any subsidiary of PacifiCare (or held in PacifiCare's treasury) shall be canceled and no payment shall be made with respect thereto;

        (ii) any shares of PacifiCare Common Stock then held by the Company, Company Sub or any other subsidiary of the Company shall be canceled;

       (iii) except as provided in clauses (i) and (ii) above and subject to
    Section 1.5(c) below, each share of PacifiCare Class A Common Stock then outstanding shall be converted into the right to receive one share of Holding Class A Common Stock and each share of PacifiCare Class B Common Stock then outstanding shall be converted into the right to receive one share of Holding Class B Common Stock (Holding Class A Common Stock and Holding Class B Common Stock being sometimes collectively referred to herein as "Holding Common Stock");

       (iv) each share of Common Stock, par value $.001 per share, of Neptune Sub then outstanding shall be converted into one share of PacifiCare Class A Common Stock; and

        (v) each share of the capital stock of Holding existing immediately prior to the Effective Time shall be canceled.

    (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Company Series A Preferred Stock or PacifiCare Class A Common Stock or PacifiCare Class B Common Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the exchange ratio applicable thereto shall be appropriately adjusted.

    1.6 CLOSING OF THE TRANSFER BOOKS OF THE COMPANY AND PACIFICARE. At the Effective Time, holders of certificates representing shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock and PacifiCare Class B Common Stock shall cease to have any rights as stockholders of the Company or PacifiCare, respectively, and the stock transfer books of the Company and PacifiCare shall be closed with respect to all shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock and PacifiCare Class B Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock or PacifiCare Class B Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock, Company Series A Preferred Stock, PacifiCare Class A Common Stock or PacifiCare Class B Common Stock (an "Old Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Company or PacifiCare, as applicable, such Old Stock Certificate shall be canceled and exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES.

    (a) If the Series A Required Vote is received for the Series A Amendment or if any holder makes an Irrevocable Election, the Holding Restated Certificate of Incorporation shall establish the terms of Holding's preferred stock, including the Series A Preferred Stock (the "Holding Series A"). Such Holding Restated Certificate of Incorporation shall be substantially in the form of Exhibit 1.4 hereto and shall be filed with the Secretary of State of the State of Delaware prior to the Effective Time. The Holding Series A shall be convertible into Holding Class B Common Stock upon the terms and conditions, and shall have the rights, preferences and privileges, set forth in Exhibit 1.4.

    (b) Prior to the Closing Date, PacifiCare shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, (i) Holding shall deposit with the Exchange Agent certificates representing the shares of Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A, if any, issuable pursuant to
Section 1.5 and (ii) Holding shall deposit cash sufficient to make the payments called for in Section 1.5 and payments in lieu of fractional shares in accordance with Section 1.7(e). The shares of Holding Class A

Common Stock, Holding Class B Common Stock and Holding Series A, if any, and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (c) As soon as practicable after the Effective Time, the Exchange Agent will mail to the holders of Old Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Holding or PacifiCare may reasonably specify and (ii) instructions for use in effecting the surrender of Old Stock Certificates in exchange for the consideration set forth in Section
1.5. If the Series A Required Vote is not received for the Series A Amendment, the Exchange Agent may (i) delay mailing the letter of transmittal for holders of Company Series A Preferred Stock who have not made a valid Irrevocable Election until after expiration of the period during which Special Conversion Rights may be exercised or (ii) include the letter of transmittal with the Conversion Notice. Upon surrender of an Old Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Old Stock Certificate shall be entitled to receive in exchange therefor
(i) in the case of holders of Company Common Stock, (A) a check in the amount calculated pursuant to this Article 1 (subject to required tax withholding) and
(B) certificates representing the number of whole shares of Holding Class A Common Stock and Holding Class B Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1; (ii) in the case of holders of Company Series A Preferred Stock if the Series A Required Vote is received for the Series A Amendment and as to holders who have made a valid Irrevocable Election with respect to the shares represented by such Old Stock Certificate. (A) a check in the amount calculated pursuant to this Article 1 (subject to required tax withholding), and (B) a certificate representing the whole number of shares of Holding Series A that such holder has the right to receive pursuant to the provisions of this Article 1; (iii) in the case of holders of Company Series A Preferred Stock if the Series A Required Vote for the Series A Amendment is not received and a valid Irrevocable Election has not been made with respect to such Company Series A Preferred Stock, (A) if Special Conversion Rights are exercised, the consideration which such holder is entitled to receive upon exercise thereof (subject to required tax withholding) or (B) the As-If-Converted Company Merger Consideration (subject to required tax withholding); and (iv) in the case of holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock, certificates representing the number of whole shares of Holding Series A and Holding Series B Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5. In each case, the Old Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7 or by Section 1.5(a)(iv), each Old Stock Certificate shall be deemed, from and after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by Section 1.5.

    (d) No dividends or other distributions declared or made with respect to Holding Class A Common Stock, Holding Class B Common Stock or, if applicable, Holding Series A, with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Stock Certificate with respect to the shares of Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A represented thereby, and no cash payment shall be paid to any such holder, until such holder surrenders such Old Stock Certificate in accordance with this
Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

    (e) No certificates or scrip for fractional shares of Holding Class A Common Stock, Holding Class B Common Stock or, if applicable, Holding Series A shall be issued, but in lieu thereof, each holder of shares of Company Common Stock or Company Series A Preferred Stock who would otherwise be entitled to receive a certificate or scrip for a fraction of a share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A shall receive from Holding a cash amount equal to the market value of one share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A, as the case may be, (based on the closing sales price of one share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A as quoted on the Nasdaq National Market or the New York Stock Exchange ("NYSE"), as the case may be, on the first trading day after the Mergers become effective) multiplied by the fraction of a share of Holding Class A Common Stock, Holding Class B Common Stock or Holding Series A to which such holder would otherwise be entitled.

    (f) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company or PacifiCare as of the date 365 days after the date on which the Mergers become effective shall be delivered to Holding upon demand, and any former stockholders of the Company or PacifiCare who have not theretofore surrendered their Old Stock Certificates in accordance with this
Section 1.7 shall thereafter look only to Holding for payment of their claims for cash, Holding Class A Common Stock, Holding Class B Common Stock, Holding Series A and any dividends or distributions with respect thereto.

    (g) Neither PacifiCare nor the Company shall be liable to any holder or former holder of shares of Company Common Stock, PacifiCare Common Stock or Company Series A Preferred Stock with respect to any shares (or dividends or distributions with respect thereto) or cash amounts from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 APPRAISAL RIGHTS. Notwithstanding Section 1.5 above, shares of stock of the Company or PacifiCare outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Company Merger or the PacifiCare Merger, as applicable, and who has exercised appraisal rights in respect of such shares of the Company or PacifiCare in accordance with the DGCL, shall not be converted into a right to receive shares or cash or other consideration otherwise available to such holder (including without limitation the Talbert Rights) unless such holder fails to perfect or withdraws or otherwise loses his appraisal rights prior to the Effective Time. Shares of Company's and PacifiCare's stock in respect of which appraisal rights have been exercised shall be treated in accordance with Section 262 of the DGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his right to demand payment of the fair value of his shares under the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the shares and consideration such holder would have received if such holder had not exercised his appraisal rights; provided, however, that, such shares shall not be entitled to a distribution of any Talbert Rights as provided in Section 4.15, but shall be entitled to receive in cash the amount equal to the average closing price at which such rights trade on their first five trading days. The Company shall give PacifiCare prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of the Company's Common Stock or the Company's Series A Preferred Stock and PacifiCare shall have the right to participate in all negotiation and proceedings with respect to such demands. The Company shall not, except with the prior written consent of PacifiCare, make any payment with respect to, or settle or offer to settle, any such demands.

    1.9 STOCK SUBJECT TO CONDITIONS. If any shares of Company Common Stock or PacifiCare Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock purchase agreement, restriction agreement or other agreement with the Company or PacifiCare, then (unless such condition terminates by virtue of the applicable Merger pursuant to the express terms of such agreement) the shares of Holding Common Stock issued in exchange for such shares of Company Common Stock or PacifiCare Common Stock, as the case may be, will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates evidencing such shares of Holding Common Stock may accordingly be marked with appropriate legends.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Mergers are intended to constitute contributions of property in exchange for stock within the meaning of Section 351(a) of the Code. Neither the Company nor PacifiCare shall take a position inconsistent with this Section 1.10 on any tax return.

    1.11 ACCOUNTING CONSEQUENCES. For accounting purposes, the Company Merger is intended to be treated as a "purchase."

    1.12 FURTHER ACTION. If at any time after the Effective Time any further action is determined by Holding to be necessary or desirable to carry out the purposes of this Agreement or to vest the Company Surviving Corporation or PacifiCare Surviving Corporation with the full right, title and possession of and to all assets, property, rights, privileges, immunities, powers and franchises of Company Sub and the Company or of Neptune Sub and PacifiCare, respectively, the officers and directors of the applicable Surviving Corporation shall be fully authorized (in the name of Company Sub, in the name of the Company, in the name of Neptune Sub, or in the name of PacifiCare and otherwise) to take such action.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure schedule delivered to PacifiCare on the date of the Original Agreement and signed by the President of the Company (the "Company Disclosure Schedule"), the Company represents and warrants to PacifiCare and Holding, as of the date of the Original Agreement (except to the extent set forth in Section 5.1(b)) as follows:

    2.1  ORGANIZATION; SUBSIDIARIES; CAPITALIZATION.

    (a) The Company is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted. As of the date of the Original Agreement, the Company Disclosure Schedule sets forth a list of all of the Company's subsidiaries. For purposes of this Agreement, a company's "subsidiaries" shall include all corporations, limited partnerships, joint ventures and other entities in which such company, directly or indirectly, owns a majority interest.

    (b) Each of the Company and its subsidiaries, to the extent conducting business as a health maintenance organization ("HMO"), insurance company, third-party administrator or otherwise requiring any form of governmental licensure, qualification or authorization, is duly licensed, qualified or authorized and in good standing under the applicable laws and regulations, respectively, of each state or territory in which the conduct of such business requires such licensure, qualification or authorization, except where failure would not have a material adverse effect on the Company or its material subsidiaries as set forth in Schedule 2.1(b) (the "Company's Material Subsidiaries"). The conduct of the Company's and its subsidiaries' respective business is in conformity with all applicable foreign, federal, state or territorial, local and other governmental and regulatory requirements and the forms, procedures and practices of the Company and its subsidiaries in the conduct of their respective business are also in compliance with all such requirements, to the extent applicable, except where nonconformity or noncompliance would not constitute a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect," as it applies to the Company, means a material adverse effect on the business, operations, financial condition or assets of the Company and its subsidiaries, taken as a whole, other than as a result of the performance by the Company of its obligations, or the exercise by Holding, PacifiCare and Neptune Sub of their rights, under this Agreement.

    (c) As of the date of the Original Agreement, the authorized capital stock of the Company consisted of: 100,000,000 shares of Company Common Stock, par value $0.05 per share, of which, as of the date of the Original Agreement, 40,806,165 shares were issued and outstanding; and 40,000,000 shares of preferred stock, par value $0.05 per share, of which, as of the date of the Original Agreement, 21,030,345 shares of Company Series A Preferred Stock were issued and outstanding. All the issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of the Original Agreement, the Company had issued outstanding options to purchase a total of 3,917,259 shares of

Company Common Stock (the "Company Options") pursuant to Company's stock option plans and agreements. The Company has provided PacifiCare a schedule (the "Option and Restricted Stock Schedule") which sets forth (i) with respect to the Company Options, the name of each optionee, the number of shares of Company Common Stock subject to each Company Option, the date of grant and exercise price and the vesting schedule of each Company Option, (ii) each option plan and agreement under which the Company Options have been granted, and the Company has delivered to PacifiCare complete and accurate copies of all such plans, and
(iii) the name of each holder of restricted stock, the date of sale and issuance of such restricted stock to each such holder, and the applicable restrictions on such restricted stock. The Company has an Amended and Restated Rights Agreement dated as of March 28,1994 between Company and American Stock Transfer & Trust Co., as agent (the "Restated Rights Agreement") under which certain shareholder rights have been granted. The execution of Voting and Non-Disposition Agreements by certain stockholders of the Company has not and will not give rise to any rights or benefits under the Restated Rights Plan. Except as set forth above or on the Company Disclosure Schedule, as of the date of the Original Agreement,
(i) there were no shares of capital stock of the Company authorized, issued or outstanding, (ii) there were no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company or any of its subsidiaries, or obligating the Company or any other party to issue, transfer or sell any shares of the capital stock or other securities of the Company or any of its subsidiaries, and (iii) there were no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company or any of its subsidiaries or any successor corporation or controlling person of such successor corporation. The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

    (d) Each subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority under applicable corporate law to own and lease its properties and to carry on its business as presently conducted. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company or another subsidiary of the Company, free and clear of any liens, claims or encumbrances.

    (e) Complete and accurate copies of the Certificate of Incorporation and Bylaws (or other or comparable charter documents), each as amended to date, of the Company and each of its subsidiaries are filed as exhibits to the Company SEC Reports or have been delivered to PacifiCare.

    2.2  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has made available to PacifiCare a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") on or after July 1, 1995 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by the Company with the SEC since July 1, 1995. The Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act (as such terms are defined in Section 2.17), as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the Company's estimated balance sheet as of May 31, 1996 (the "May 31, 1996 Balance Sheet"), as well as the Company's preliminary interim income statement for the fiscal year ended June 30, 1996 (the "June 30 Statement") that have been delivered to PacifiCare (collectively, the "Past Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the May 31, 1996 Balance Sheet and the June 30 Statement included in the Past Financial Statements (i) were or are subject to normal year-end audit adjustments which were not or are not expected to be material in amount and (ii) do not contain footnotes.

    (c) The Company and its subsidiaries have no Liabilities, except for (i) any Liability which is accrued or fully reserved against in the May 31, 1996 Balance Sheet or disclosed in the notes included in the Past Financial Statements, (ii) any Liability which was incurred after May 31, 1996 in the ordinary course of business, (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (iv) any Liability under or disclosed in this Agreement. As used herein, "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

    2.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company or (c) except as permitted or required in this Agreement, any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.2(b)(i), (ii), (v), (vi),
(vii), (ix), (xiv), and (xvi) if it were to occur or be effected between the date of the Original Agreement and the Effective Time.

    2.4  TAX MATTERS.

    (a) The Company (or, if applicable, one of its subsidiaries) has filed, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, all material returns, declaration, reports, estimates, information returns and statements, including information returns and reports ("Returns"), required to be filed under federal, state or territorial, local or any foreign laws regarding Taxes (as defined below) by the Company and its subsidiaries, except for such Returns the failure of which to timely file would not result in a liability of more than $5,000,000.

    (b) The Company (or, if applicable, one of its subsidiaries) has, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, paid all Taxes (as defined below) that are due and payable except Taxes (i) for which adequate reserves have been established under the Past Financial Statements, (ii) which are being contested in good faith or (iii) which involve permanent differences in the aggregate less than $5,000,000 or involve timing differences in the aggregate less than $10,000,000.

    (c) The Company and its subsidiaries have not filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or such subsidiaries.

    (d) No outstanding debt obligation of the Company is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

    (e) There are no claims or assessments in excess of $5,000,000, pending or threatened, by any taxing authority against the Company or any of its subsidiaries. The Company Disclosure Schedule lists all pending tax audits by the IRS, all agreements with the IRS to delay the applicable statute of limitations and all settlements of any tax audits or claims by the IRS since July 1, 1993.

    (f) For purposes of this Article 2, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Company or any of its subsidiaries.

    2.5  CONTRACTS.

    (a) COMPANY MATERIAL CONTRACTS. For purposes of this Agreement, "Company Material Contracts" shall mean (i) each contract, agreement or other arrangement of or involving the Company or any of its subsidiaries with respect to indebtedness for money borrowed in excess of $3,000,000 (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements; (ii) each contract, agreement or other arrangement which limits or restricts the ability of the Company or any of its subsidiaries to compete or otherwise conduct its business in any manner or place which materially affects the Company or any material subsidiary; (iii) each mortgage, contract, license, lease, indenture or other agreement of the Company or any of its subsidiaries (A) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any employee benefit plan) or (B) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause, is material to the Company and its subsidiaries or their businesses or prospects taken as a whole; and (iv) for each state in which the Company or its subsidiary conducts business as an HMO, insurance company, third-party administrator or otherwise requiring licensure as set forth in Section 2.1(b), (A) the material contracts (based on gross revenues generated thereunder) with government agencies or employer or other groups, (B) the material contracts (based on payments made thereunder) with physician providers of health care services, (C) the material contracts (based on payments made thereunder) with providers of hospital services, and (D) the material contracts (based on payments made thereunder) with providers of non-hospital, non-physician medical services, all as specified in the next sentence. In California, material contracts are the twenty-five largest government agency or employer or other group contracts, the twenty-five largest physician provider contracts, the ten largest hospital contracts and the ten largest non-physician, non-hospital contracts. In Colorado, material contracts are the five largest hospital contracts and the ten largest physician provider contracts. In Arizona, material contracts are the five largest hospital contracts and five largest physician provider contracts. In Utah, material contracts are the six largest hospital contracts and nine largest physician provider contracts. In all other states or territories in which the Company or a subsidiary conducts business, material contracts are the five largest government agency or employer or other group contracts, the five largest physician provider contracts and the five largest hospital contracts. The Company will use its best efforts to provide a true and complete copy of each Company Material Contract to PacifiCare within 30 days of the date of the Original Agreement.

    All Company Material Contracts, are in full force and effect and are binding upon Company or its subsidiary, as the case may be, and, to the Company's knowledge, are binding on the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. To the Company's knowledge, no material default by the Company or any of its subsidiaries has occurred under any of the Company Material Contracts and (A) no material default by any of the other contracting parties has occurred under any of the Company Material Contracts,
(B) no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or any of its subsidiaries or any of the other contracting parties and (C) there is no other reason, including without limitation any pending or threatened termination, that any Company Material Contract will terminate (other than expiration in accordance with its terms).

    (b) The Company Disclosure Schedule sets forth a list of all claims other than invoices in the ordinary course of business, or claims made under risk programs in the ordinary course of business made or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under each Company Material Contract presently or heretofore in effect (including claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), to the extent such claims have had or would reasonably be expected to have (i) for provider contracts, a cost to the Company or its Material Subsidiaries in excess of $5,000,000 or (ii) for other Company Material Contracts, a material adverse effect on the Company or any of its Material Subsidiaries.

    (c) Except as listed on the Company Disclosure Schedule, there are no contracts, agreements or understandings, oral or written, between the Company or any of its subsidiaries and Talbert that would interfere or conflict with the transactions contemplated by Section 4.15 hereof.

    2.6  EMPLOYEES.

    (a) The Company has made available to PacifiCare a list of the top 100 paid employees of the Company and its subsidiaries and, to the Company's knowledge, the information relating to each person on such list is correct. The Company Disclosure Schedule identifies each "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained, contributed to or entered into by the Company or any ERISA Affiliate (as defined below) under which the Company or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "Company Employee Plans"). For purposes of this Section 2.6, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Company. Copies of all Company Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been made available to PacifiCare or its counsel, together with the most recent annual report (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Company Employee Plan. All Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in
Section 3(2) of ERISA (collectively, the "Company Pension Plans"), are identified as such in the Company Disclosure Schedule. All material contributions due from the Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company's financial statements as of March 31, 1996. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Company Employee Plans, except as would not have a Material Adverse Effect on the Company.

    (b) No Company Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA which would have a Material Adverse Effect on the Company, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done by the Company and no transaction or holding of any asset under or in connection with any Company Employee Plan has or will make the Company or any officer or director of the Company subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

    (c) With respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "Company 401(a) Plan"), either (A) a favorable determination letter has been received from the Internal Revenue Service ("IRS") as to such qualification under the Code as in effect immediately after the Tax Reform Act of 1986, (B) an application for a favorable determination letter is pending that was duly filed with the IRS prior to the expiration of the time within which retroactive amendment relating back to the effective date of such plan may be made under Section 401(b) of the Code and regulations or IRS pronouncements thereunder, or (C) the time provided under Section 401(b) of the Code and regulations or IRS pronouncements thereunder for making retroactive amendments relating back to the effective date of such plan will not expire before the date that is sixty (60) days after the date of the Original Agreement, and there is no reason to believe that any favorable determination letter will not be received.

    (d) No Company Employee Plan provides or ever has provided death, medical or health benefits (whether or not insured) with respect to current or former employees after any such employee's retirement or other termination of service (other than (A) benefit coverage mandated by applicable law, including, without limitation, coverage provided pursuant to Section 4980B of the Code, (B) death benefits or retirement benefits under any Company Pension Plan, (C) deferred compensation benefits accrued as liabilities on the books of the Company, or (D) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary)).

    (e) The Company Disclosure Schedule lists each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Company Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company or any subsidiary and (C) covers any employee or former employee of the Company. Such contracts, plans and arrangements as are described in this
Section 2.6(e) are herein referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. The Company has delivered to PacifiCare or its counsel a complete and correct copy or description of each contract, plan or arrangement that constitutes a Company Benefit Arrangement.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement that would increase materially the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended June 30, 1996.

    (g) The Company has provided, or will have provided prior to the Closing to individuals entitled thereto all required notices and coverage pursuant to
Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing, and no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of the Company.

    (h) Neither the Company nor any of its subsidiaries is subject to any collective bargaining agreement with respect to any of its employees, has any material current labor problems or disputes, and, to its knowledge, has been subject to any effort to organize any employees during the last 24 months. The Company has good labor relations and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on labor relations.

    2.7  LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

    (a) Except as set forth in the Company Disclosure Schedule, there is, to the Company's knowledge, no examination, audit, review, investigation, arbitration, suit, litigation or other proceeding (a "Proceeding") pending or threatened by or before any court or Governmental Authority (as defined in Section 2.17) to which the Company or any of its subsidiaries is a party or otherwise involved or to which any of the business or assets of the Company or any of its subsidiaries is subject which has or would reasonably be expected to have (i) a potential liability in excess of $5,000,000 or (ii) a material adverse effect on Company, or any Company Material Subsidiary, whether or not covered by insurance.

    (b) Neither the Company nor any of its subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any Proceeding) with respect to its properties, assets, personnel or business activities which has had or would reasonably be expected (i) to have a potential cost in excess of $5,000,000, or (ii) to affect materially the operations of the Company or any Company Material Subsidiary.

    (c) Except as set forth on the Company Disclosure Schedule or in Company SEC Reports or other public filings with the SEC, neither the Company nor any of its subsidiaries is or has at any time since July 1, 1993 (July 1, 1990 in the case of any violation involving any Governmental Authority) been in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute or regulation of, or agreement with, or any license or permit from, any Governmental Authority to which any of its properties, assets, personnel or business activities are subject or to which any of them is subject, including laws, rules and regulations relating to the environment, insurance companies, HMOs, third-party administrators or other businesses required to be licensed under Section 2.1(b), occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious, sex and age discrimination which has had or would reasonably be expected have a Material Adverse Effect on the Company.

    2.8  PROPERTIES.

    (a) The Company and its subsidiaries have insurance policies, commercially adequate to protect against the risks so insured. The Company has made available copies of all such policies to PacifiCare or its counsel. Neither the Company nor any of its subsidiaries has done anything by way of action or inaction which might invalidate any of such policies in whole or in part, except in the ordinary course of business.

    (b) The Company and its subsidiaries own and hold title to all real and other property reflected in the Company SEC Reports as owned by the Company or any of its subsidiaries, as the case may be.

    2.9  DISCLOSURE.

    (a) The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the originals.

    (b) During the past 12 months, the Company has timely filed all required forms, reports and documents required to be filed with the SEC and the National Association of Securities Dealers (the "NASD").

    (c) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Holding in connection with the issuance of the Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A in the Mergers and the votes of the Company's and PacifiCare's stockholders (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement filed as a part of the S-4

Registration Statement (the "Prospectus/Proxy Statement"), will, at the time mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting (as defined in Section 4.6) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    2.10 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, every transaction between Company and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC) which is currently in effect or was consummated since July 1, 1995, and for which disclosure is required under Item 404 of Regulation S-K promulgated by the SEC is set forth in the Company SEC Reports or in the Company Disclosure Schedule.

    2.11 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Company Common Stock is necessary to adopt and approve this Agreement and the Company Merger (the "Company Required Vote"). The affirmative vote of the holders of a majority of the outstanding Common Stock and of 66 2/3% of the outstanding Company Series A Preferred Stock (the "Series A Required Vote") is necessary to adopt and approve an amendment (the "Series A Amendment") to the Company's Restated and Amended Certificate of Incorporation (the "Company Restated Certificate of Incorporation") providing for the payments in the first sentence of Section 1.5(a)(iv) in lieu of those currently required by the Certificate of Designation.

    2.12 TAKEOVER PROVISIONS INAPPLICABLE. As of the date of the Original Agreement and at all times on or prior to the Effective Date, Section 203 of the DGCL was, and shall be, inapplicable to the Company Merger.

    2.13 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Company Merger and the Series A Amendment are advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement, the Series A Amendment and the Company Merger in accordance with the provisions of Sections 242 and 251 of the DGCL, (c) unanimously recommended the adoption and approval of this Agreement and the Company Merger by the holders of Company Common Stock and directed that the Company Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, (d) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Company Merger, (e) unanimously recommended the adoption and approval of the Series A Amendment by the holders of Company Common Stock and of Company Series A Preferred Stock and directed that the Series A Amendment be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, and (f) taken all necessary steps to ensure that the Company Merger and related transactions, including, without limitation, the execution of any of the Voting and Non-Distribution Agreements, will not result in the distribution or exercisability of any rights under the Restated Rights Agreement.

    2.14 FAIRNESS OPINION. The Company has received the written opinion of Merrill Lynch & Co., financial advisor to the Company, dated August 4, 1996, to the effect that the consideration to be received by the holders of the Company's Common Stock is fair to such holders from a financial point of view.

    2.15 FINANCIAL ADVISOR. The Company represents and warrants that except for Merrill Lynch & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by the Company or its subsidiaries in connection with the Company Merger, except a fee not to exceed $400,000 payable with respect to the proposed Talbert separation described in
Section 4.15 below.

    2.16 ENFORCEABILITY. The Company has full corporate power and authority to execute, deliver and perform each of the Transactional Agreements to which it is or will become a party. The execution and delivery of said Transactional Agreements have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the Company to authorize any of the Transactional Agreements, and no such proceedings (other than the approval of the Company's stockholders) are necessary to enable the Company to perform or consummate any of the transactions contemplated by this Agreement. Said Transactional Agreements (a) have been (or will be) duly executed and delivered by duly authorized officers of the Company and (b) constitute (or, when executed by the Company, will constitute) legal, valid and binding obligations of the Company enforceable against it in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers). For purposes of this Article 2, "Transactional Agreements" means this Agreement and the related Agreement of Merger for the Company Merger.

    2.17 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or blue sky laws, the DGCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and laws governing insurance companies, HMOs, and third-party administrators or other businesses operated by the Company or its subsidiaries requiring licensure, qualification or authorization, there is no requirement applicable to the Company or any of its subsidiaries to make any filing with, or to obtain any permit, authorization, consent or approval of, any federal, state or territorial, local or foreign governmental or regulatory agency, department, commission or other authority (a "Governmental Authority"), except for such filings, permits, authorizations, consents or approvals which, if not made or obtained, would not have a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the transactions contemplated by this Agreement will (a) conflict with, violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or comparable charter documents) of the Company or Talbert, (b) result in a material default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of the Company or any of its subsidiaries or materially alter the rights or obligations of any third party under, or require the Company or any of its subsidiaries to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Company Material Contract, (c) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of the Company or any of its subsidiaries or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to the Company or any of its subsidiaries or any of their material assets, which conflict or violation has had or would reasonably be expected to have a Material Adverse Effect on the Company.

    2.18 RESERVES. The reserves established by the Company and its subsidiaries in the Company SEC Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date of the Original Agreement, for statutorily required reserves and for incurred but not yet paid claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserves in the prior fiscal year, and
(iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of the Original Agreement, neither the Company nor its senior management was aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in statutorily required reserves or reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the Company SEC Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to the Company's subsidiaries' services).

    2.19 AUDITS OR INVESTIGATIONS BY GOVERNMENTAL ENTITIES. As of the date of the Original Agreement, other than as disclosed in the Company Disclosure Schedule, no audit or investigation of the Company or any of its subsidiaries which may be expected to have a Material Adverse Effect on the Company was pending before, or to the Company's knowledge had been threatened by, any governmental or regulatory authority of the United States (other than the Internal Revenue Service), the several States or territories (other than state taxing authorities) or any foreign jurisdiction. There are no pending or anticipated proceedings which may be expected to have a Material Adverse Effect on the Company by or on behalf or in the name of the state or federal government or any governmental agency relating to the imposition of civil monetary penalties, exclusion or debarment from governmental programs or other administrative sanctions.

    2.20  ENVIRONMENTAL PROVISIONS.

    (a) For the purposes of this Section 2.20, the following definitions apply. "Environmental Claim" means any claim, action, cause of action, or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any subsidiary, or (B) any violation, or alleged violation, of any Environmental Law. "Environmental Laws" means all applicable federal, state or territorial, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, and substances that are hazardous, toxic or otherwise a danger to health, reproduction, or the environment or are regulated by Environmental Laws.

    (b) The Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by them of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof, except where the costs of any failure to comply will not exceed, in the aggregate, $5,000,000. The Company and its subsidiaries have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that they are not in such full compliance in all material respects, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with such full compliance in all material respects in the future. To the knowledge of the Company, no current or prior owner of any property owned or leased by the Company and its subsidiaries has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company and its subsidiaries is not in such compliance in all material respects.

    (c) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or a subsidiary or against any person or entity whose liability for any Environmental Claim the Company and its subsidiaries have or may have retained or assumed either contractually or by operation of law, which Environmental Claim would reasonably be expected to have a Material Adverse Effect on the Company.

    (d) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably form the basis for any material Environmental Claim against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or a subsidiary has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would reasonably be expected to have a Material Adverse Effect on the Company.

    2.21  INTELLECTUAL PROPERTY.

    (a) To the knowledge of the Company, all patents, registered trademarks and registered copyrights of the Company are valid and enforceable. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the knowledge of the Company or its subsidiaries, threatened, with respect to any of the patents, registered trademarks or copyrights. The Company or its subsidiaries have not been advised, nor has either any reason to believe that the Company or a subsidiary is infringing a patent, trademark or copyright held by another person.

    (b) The Company and its subsidiaries own or have in their possession certain information of the sort typically considered as trade secrets in the healthcare industry (the "Trade Secrets"). The Company and its subsidiaries have taken commercially reasonable precautions to maintain Trade Secrets in confidence and to prevent their disclosure to unauthorized persons. To the knowledge of the Company, the Company and its subsidiaries have good title and an absolute (though not necessarily exclusive) right to use all Trade Secrets and the use of the Trade Secrets does not infringe the rights of any third party.

    (c) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company and its subsidiaries, no person is infringing upon any patent, trademark or any copyright or is misappropriating any Trade Secret owned by the Company or a subsidiary. To the best of the Company or its subsidiaries' knowledge, none of the processes or know-how used by the Company or its subsidiaries infringes any patent, trademark or copyright of any third party. To the best of the Company or its subsidiaries' knowledge, there is no intellectual property, in any form, necessary for the operation of the Company and its subsidiaries' business as currently conducted which the Company or a subsidiary does not currently own or license on commercially reasonable terms.

                                   ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF PACIFICARE AND HOLDING

    Except as set forth in the disclosure schedule delivered to Company on the date of the Original Agreement and signed by the Presidents of PacifiCare and Holding, respectively (collectively, the "PacifiCare Disclosure Schedule"), PacifiCare and Holding represent and warrant to the Company, as of the date of the Original Agreement (except to the extent set forth in Section 6.1(b)) as follows:

    3.1  ORGANIZATION; SUBSIDIARIES; CAPITALIZATION.

    (a) PacifiCare is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Holding is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. Neptune Sub and Company Sub are corporations duly organized, existing and in good standing under the laws of the State of Delaware. Each of PacifiCare, Holding, Neptune Sub and Company Sub has all necessary power and authority under applicable corporate law and its organizational documents to own or lease its properties and to carry on its business as presently conducted. As of the date of the Original Agreement, the PacifiCare Disclosure Schedule set forth a list of all of PacifiCare's subsidiaries. As of the date of the Original Agreement, other than PacifiCare's subsidiaries, neither PacifiCare nor any of its subsidiaries owned or held, directly or indirectly, any debt or equity securities of, or had any other interest in, any corporation, partnership, joint venture or other entity, except publicly traded debt or equity which in any event represented less than 1% of such outstanding securities, and neither PacifiCare nor any of its subsidiaries had entered into any agreement to acquire any such interest.

    (b) Each of PacifiCare and its subsidiaries, to the extent conducting business as an HMO, insurance company, third-party administrator or other entity requiring any form of governmental licensure, qualification or authorization is duly licensed, qualified or authorized and in good standing under the applicable laws and regulations, respectively, of each state or territory in which the conduct of such business requires such licensure, qualification or authorization, except where failure would not have a material adverse effect on PacifiCare or on any of its material subsidiaries as set forth in the PacifiCare Disclosure Schedule ("PacifiCare Material Subsidiaries"). The conduct of PacifiCare's and its subsidiaries' respective business is in conformity with all applicable foreign, federal, state or territorial, local and other governmental and regulatory requirements and the forms, procedures and practices of PacifiCare and its subsidiaries in the conduct of their respective businesses are also in compliance with all such requirements, to the extent applicable, except where nonconformity or noncompliance would not constitute a Material Adverse Effect on PacifiCare. For purposes of this Agreement, "Material Adverse Effect," as it applies to PacifiCare, means a material adverse effect on the business, operations, financial condition or assets of PacifiCare and its subsidiaries, taken as a whole, other than as a result of the performance by PacifiCare or Holding of their obligations, or the exercise by the Company of its rights, under this Agreement.

    (c) As of the date of the Original Agreement, the authorized capital stock of PacifiCare consisted of: 100,000,000 shares of PacifiCare Class A Common Stock and 100,000,000 shares of PacifiCare Class B Common Stock of which, as of the date of the Original Agreement, 12,370,758 shares of PacifiCare Class A Common Stock and 18,812,799 of PacifiCare Class B Common Stock were issued and outstanding; and 20,000,000 shares of preferred stock, par value $1.00 per share, of which, as of the date of the Original Agreement, no shares of were issued and outstanding. All the issued and outstanding shares of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of the Original Agreement, PacifiCare had issued outstanding options to purchase a total of 317,734 shares of PacifiCare Class A Common Stock and 1,742,939 shares of PacifiCare Class B Common Stock (the "PacifiCare Options") pursuant to PacifiCare's stock option plans and agreements. Except as set forth above, as of the date of the Original Agreement, (i) there were no shares of capital stock of PacifiCare authorized, issued or outstanding, (ii) there were no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of PacifiCare or any of its subsidiaries, or obligating PacifiCare or any other party to issue, transfer or sell any shares of the capital stock or other securities of PacifiCare or any of its subsidiaries, and (iii) there were no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of PacifiCare or any of its subsidiaries or any successor corporation or controlling person of such successor corporation. The authorized capital of Holding, Neptune Sub and Company Sub each consists of 1,000 shares of Common Stock, par value $.001 per share, of which; in the case of Holding, 200 shares are issued and outstanding and are held beneficially and of record by PacifiCare, while in the case of Neptune Sub and Company Sub, 100 shares of which are issued and outstanding are held beneficially and of record by Holding.

    (d) Each subsidiary of PacifiCare is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary power and authority under applicable corporate law to own and lease its properties and to carry on its business as presently conducted. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid and nonassessable and are owned beneficially and of record by PacifiCare or another subsidiary of PacifiCare, free and clear of any liens, claims or encumbrances.

    (e) Complete and accurate copies of the Certificate of Incorporation and Bylaws (or other or comparable charter documents), each as amended to date, of PacifiCare and each of its subsidiaries are filed as exhibits to PacifiCare SEC Reports or have been made available to the Company.

    3.2  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) PacifiCare has made available to the Company a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by PacifiCare with the SEC on or after July 1, 1995 (the "PacifiCare SEC Reports"), which are all the forms, reports and documents required to be filed by PacifiCare with the SEC since July 1, 1995. The PacifiCare SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Each of the sets of financial statements (including, in each case, any related notes thereto) contained in the PacifiCare SEC Reports and the set of PacifiCare's unaudited interim financial statements as of and for the nine-month period ended June 30, 1996 including PacifiCare's unaudited consolidated balance sheet as of June 30, 1996 (the "PacifiCare June 30, 1996 Balance Sheet") that are attached to the PacifiCare Disclosure Schedule (collectively, the "PacifiCare Past Financial Statements") were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of PacifiCare and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that (i) the quarterly unaudited interim financial statements included in the PacifiCare Past Financial Statements were or are subject to normal year-end audit adjustments and (ii) the unaudited interim financial statements as of and for the nine-month period ended June 30, 1996 included in the PacifiCare Past Financial Statements are subject to normal year-end audit adjustments and do not contain footnotes.

    (c) PacifiCare and its subsidiaries have no Liabilities, except for (i) any Liability which is accrued or fully reserved against in the PacifiCare June 30, 1996 Balance Sheet or disclosed in the notes included in the PacifiCare Past Financial Statements, (ii) any Liability which was incurred after June 30, 1996 in the ordinary course of business, (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PacifiCare or (iv) any Liability under or disclosed in this Agreement.

    3.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on PacifiCare, (b) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on PacifiCare or (c) except as permitted or required in this Agreement, any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) or 4.3(h), if it were to occur or be effected between the date of the Original Agreement and the Effective Time.

    3.4  TAX MATTERS.

    (a) PacifiCare (or, if applicable, one of its subsidiaries) has filed, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, all Returns, required to be filed under federal, state, local or any foreign laws regarding Taxes by PacifiCare and its subsidiaries, except for such Returns the failure of which to timely file would not result in a liability of more than $5,000,000.

    (b) PacifiCare (or, if applicable, one of its subsidiaries) has, within the time (including any extensions of applicable due dates) and in the manner prescribed by law, paid all Taxes (as defined below) that are due and payable, except Taxes (i) for which adequate reserves have been established under the Past Financial Statements, (ii) which are being contested in good faith or (iii) which involve permanent differences in the aggregate less than $5,000,000 or involve timing differences in the aggregate less than $10,000,000.

    (c) PacifiCare and its subsidiaries have not filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by PacifiCare or any of its subsidiaries.

    (d) No outstanding debt obligation of PacifiCare is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

    (e) For purposes of this Article 3, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, net worth, environmental, occupancy or property taxes, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by PacifiCare or any of its subsidiaries.

    3.5  CONTRACTS.

    (a) PACIFICARE MATERIAL CONTRACTS. For purposes of this Agreement, "PacifiCare Material Contracts" shall mean (i) each contract, agreement or other arrangement of or involving PacifiCare or any of its subsidiaries with respect to indebtedness for money borrowed in excess of $3,000,000 (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements; (ii) each contract, agreement or other arrangement which limits or restricts the ability of PacifiCare or any of its subsidiaries to compete or otherwise conduct its business in any manner or place which materially affects PacifiCare or any PacifiCare Material Subsidiary; (iii) each mortgage, contract, license, lease, indenture or other agreement of PacifiCare or any of its subsidiaries (A) which would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any employee benefit plan) or (B) which constitutes any other liability (including, without limitation, any guarantee, surety contract or similar instrument), obligation or transaction and, in the case of any item referred to in this clause, is material to PacifiCare and its subsidiaries or their businesses or prospects taken as a whole; and (iv) for each state in which PacifiCare or its subsidiaries conducts business as an HMO, insurance company, third-party administrator or otherwise requiring licensure as set forth in Section 3.1(b), (A) the contracts with employer or other groups or government agencies, (B) the contracts with physician providers of health care services, (C) the contracts with providers of hospital services and (D) the contracts with providers of non-hospital, non-physician medical services, which are material to PacifiCare and its subsidiaries or their businesses or prospects taken as a whole.

    All PacifiCare Material Contracts are in full force and effect and are binding upon PacifiCare and, to PacifiCare's knowledge, are binding on the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers. To PacifiCare's knowledge, no material default by PacifiCare or any of its subsidiaries has occurred under any of the PacifiCare Material Contracts and (A) no material default by any of the other contracting parties has occurred under any of the PacifiCare Material Contracts and (B) no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by PacifiCare or any of its subsidiaries or any of the other contracting parties.

    (b) The PacifiCare Disclosure Schedule sets forth a list of all claims, other than invoices in the ordinary course of business, and claims made under risk programs in the ordinary course of business made or, to PacifiCare's knowledge, threatened against PacifiCare or any of its subsidiaries under each PacifiCare Material Contract presently or heretofore in effect (including claims for back charges, rebates, price reductions, breaches of product or service warranties or for product or service liability for products manufactured or sold), to the extent such claims have had or would reasonably be expected to have a cost to PacifiCare or its subsidiaries in excess of $5,000,000 or have a material adverse effect on PacifiCare or any PacifiCare Material Subsidiaries.

    3.6  EMPLOYEES.

    (a) "PacifiCare Employee Plan" means each "employee benefit plan," as defined in Section 3(3) of ERISA, currently or previously maintained, contributed to or entered into by PacifiCare or any ERISA Affiliate (as defined below) under which PacifiCare or any ERISA Affiliate thereof has any present or future obligation or liability. For purposes of this Section 3.6, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes PacifiCare. All material contributions due from PacifiCare with respect to any of the PacifiCare Employee Plans have been made as required under ERISA or have been accrued on PacifiCare's financial statements as of June 30, 1996. Each PacifiCare Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such PacifiCare Employee Plans, except as would not have a Material Adverse Effect on PacifiCare.

    (b) No PacifiCare Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No PacifiCare Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any PacifiCare Employee Plan which is covered by Title I of ERISA which would have a Material Adverse Effect on PacifiCare, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done by PacifiCare and no transaction or holding of any asset under or in connection with any PacifiCare Employee Plan has or will make PacifiCare or any officer or director of PacifiCare subject to any material liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

    (c) With respect to each PacifiCare Pension Plan that is intended to be qualified under Section 401(a) of the Code (a "PacifiCare 401(a) Plan"), either
(A) a favorable determination letter has been received from the IRS as to such qualification under the Code as in effect immediately after the Tax Reform Act of 1986, (B) an application for a favorable determination letter is pending that was duly filed with the IRS prior to the expiration of the time within which retroactive amendment relating back to the effective date of such plan may be made under Section 401(b) of the Code and regulations or IRS pronouncements thereunder, or (C) the time provided under Section 401(b) of the Code and regulations or IRS pronouncements thereunder for making retroactive amendments relating back to the effective date of such plan will not expire before the date that is sixty (60) days after the date hereof, and there is no reason to believe that any favorable determination letter will not be received.

    (d) PacifiCare has provided, or will have provided prior to the Closing (as defined in Section 1.3), to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and COBRA, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing, and no material tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of PacifiCare.

    3.7  LITIGATION AND CLAIMS; COMPLIANCE WITH LAW.

    (a) Except as set forth in the PacifiCare Disclosure Schedule, there is, to PacifiCare's knowledge, no Proceeding pending or threatened by or before any court or Governmental Authority in which PacifiCare or any of its subsidiaries is a party or otherwise involved or to which any of the business or assets of PacifiCare or any of its subsidiaries is subject, which has or would reasonably be expected to have (i) a potential liability in excess of $5,000,000 or (ii) a material adverse effect on PacifiCare or any PacifiCare Material Subsidiary.

    (b) Neither PacifiCare nor any of its subsidiaries is a party to any decree, order or arbitration award (or agreement entered into in any Proceeding) with respect to its properties, assets, personnel or business activities which has had or would reasonably be expected (i) to have a potential cost to PacifiCare or its subsidiaries in excess of $5,000,000 or (ii) to affect materially the operations of PacifiCare or any PacifiCare Material Subsidiary.

    (c) Except as set forth on the PacifiCare Disclosure Schedule or in PacifiCare SEC Reports or other public filings with the SEC, neither PacifiCare nor any of its subsidiaries is or has at any time since October 1, 1993, been in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute or regulation of, or agreement with, or any license or permit from, any Governmental Authority to which any of its properties, assets, personnel or business activities are subject or to which any of them is subject, including laws, rules and regulations relating to the environment, insurance companies, HMOs, third-party administrators or other businesses required to be licensed under Section 3.1(b), occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious, sex and age discrimination which has had or would reasonably be expected (i) to have a potential cost to PacifiCare or its subsidiaries in excess of $5,000,000 or (ii) to affect materially the operations of PacifiCare or any PacifiCare Material Subsidiary.

    3.8  PROPERTIES.

    (a) PacifiCare and its subsidiaries have insurance policies adequate to protect them against the risks so insured. Neither PacifiCare nor any of its subsidiaries has done anything by way of action or inaction which might invalidate any of such policies in whole or in part.

    (b) PacifiCare and its subsidiaries own and hold title to all real and other property reflected in the PacifiCare SEC Reports as owned by PacifiCare or any of its subsidiaries, as the case may be.

    3.9  DISCLOSURE.

    (a) The copies of all documents furnished by PacifiCare pursuant to the terms of this Agreement are complete and accurate copies of the originals.

    (b) During the past 12 months, PacifiCare has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.

    (c) None of the information supplied or to be supplied by PacifiCare for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by PacifiCare for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time mailed to the stockholders of PacifiCare, at the time of the PacifiCare Stockholders' Meeting (as defined in Section 4.6) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    3.10 TRANSACTIONS WITH AFFILIATES. Except for compensation of employees, every transaction between PacifiCare and any of its "affiliates" or their "associates" (as such terms are defined in the rules and regulations of the SEC) which is currently in effect or was consummated since October 1, 1995, and for which disclosure is required by Item 404 of Regulation S-K promulgated by the SEC, is set forth in the PacifiCare SEC Reports or the PacifiCare Disclosure Schedule.

    3.11 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding PacifiCare Class A Common Stock is the only vote of the holders of any class or series of PacifiCare's capital stock necessary to adopt and approve this Agreement and the PacifiCare Merger, while the affirmative vote of the holders of a majority of the outstanding PacifiCare Class A Common Stock and of the holders of a majority of the outstanding PacifiCare Class B Common Stock, each voting as a separate class, is necessary to adopt and approve an amendment to the Certificate of Incorporation of PacifiCare to exempt the PacifiCare Merger from a requirement of PacifiCare's Certificate of Incorporation that, in the event of a merger or consolidation of PacifiCare, the holders of PacifiCare Class B Common Stock shall receive the same consideration per share as the per share consideration for the PacifiCare Class A Common Stock in such merger or consolidation (the "PacifiCare Amendment") (such votes together being referred to herein as the "Required PacifiCare Vote").

    3.12 TAKEOVER PROVISIONS INAPPLICABLE. As of the date of the Original Agreement and at all times on or prior to the Effective Date, Section 203 of the DGCL was, and shall be, inapplicable to the PacifiCare Merger.

    3.13 PACIFICARE ACTION. The Board of Directors of PacifiCare (at a meeting duly called and held) has (a) determined that the PacifiCare Merger is advisable and fair and in the best interests of PacifiCare and its stockholders, (b) approved this Agreement, the PacifiCare Amendment and the PacifiCare Merger in accordance with the provisions of Sections 242 and 251 of the DGCL, (c) recommended the adoption and approval of this Agreement and the PacifiCare Merger by the holders of PacifiCare Class A Common Stock and directed that the PacifiCare Merger be submitted for consideration by PacifiCare's stockholders at the PacifiCare Stockholders' Meeting, (d) recommended the adoption and approval of the PacifiCare Amendment by the holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock and directed that the PacifiCare Amendment be submitted for consideration by PacifiCare's stockholders at the PacifiCare Stockholders' meeting, (e) taken all necessary steps to render Section 203 of the DGCL inapplicable to the PacifiCare Merger and (f) as sole stockholder of Holding, Neptune Sub and Company Sub, approved this Agreement and the Merger in accordance with Section 251 of the DGCL.

    3.14 ACTIONS BY HOLDING, NEPTUNE SUB AND COMPANY SUB. The Boards of Directors of Holding, Neptune Sub and Company Sub (at meetings duly called and held or by unanimous written consents) have respectively (a) determined that the Mergers are advisable and fair and in the best interests of Holding, Neptune Sub and Company Sub, (b) unanimously approved this Agreement and the Mergers in accordance with the provisions of Section 251 of the DGCL, (c) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Mergers and the other transaction contemplated herein. Holding, as the sole stockholder of Neptune Sub and Company Sub, has also approved or will also approve this Agreement and the Mergers.

    3.15 FAIRNESS OPINION. PacifiCare and its Board of Directors has received from Dillon, Read & Co., financial advisors to PacifiCare, an opinion dated August 4, 1996, to the effect that the consideration to be paid to the stockholders of PacifiCare in the PacifiCare Merger is fair, from a financial point of view, to PacifiCare and its stockholders.

    3.16 FINANCIAL ADVISOR. PacifiCare represents and warrants that except for Dillon, Read & Co., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the PacifiCare Merger or any of the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of PacifiCare or any of its subsidiaries.

    3.17 ENFORCEABILITY. Each of PacifiCare and Holding has full corporate power and authority to execute, deliver and perform each of the Transactional Agreements to which it is or will become a party. The execution and delivery of said Transactional Agreements have been duly and validly authorized by the Boards of Directors of PacifiCare and Holding, and no other corporate proceedings on the part of PacifiCare and Holding are necessary for PacifiCare and Holding to authorize any of the Transactional Agreements, and no such proceedings (other than the approval of PacifiCare's and Holding stockholders) are necessary to enable PacifiCare and Holding to perform or consummate any of the transactions contemplated by this Agreement. Said Transactional Agreements
(a) have been (or will be) duly executed and delivered by duly authorized officers of PacifiCare and Holding and (b) constitute (or, when executed by PacifiCare and Holding, will constitute) legal, valid and binding obligations of PacifiCare and Holding enforceable against it in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers). For purposes of this Article 3, "Transactional Agreements" means this Agreement and the related Agreement of Merger for the PacifiCare Merger.

    3.18 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required by the Exchange Act, the Securities Act, state securities or blue sky laws, the DGCL, the HSR Act, the NASD Bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Proxy Statement) and laws governing insurance companies, HMOs, third-party administrators or other businesses operated by PacifiCare or its subsidiaries requiring licensure, qualification or authorization, there is no requirement applicable to PacifiCare or any of its subsidiaries to make any filing with, or to obtain any permit, authorization, consent or approval of any Governmental Authority as a condition to the lawful consummation of any of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals which, if not made or obtained, would not have a Material Adverse Effect on PacifiCare. Except as set forth in the PacifiCare Disclosure Schedule, neither the execution and delivery of this Agreement by PacifiCare nor the consummation by PacifiCare will (a) conflict with, violate or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or comparable charter documents) of PacifiCare or any of its subsidiaries, (b) result in a material default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of PacifiCare or any of its subsidiaries or materially alter the rights or obligations of any third party under, or require PacifiCare or any of its subsidiaries to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any PacifiCare Material Contract, (c) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of PacifiCare or any of its subsidiaries or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to PacifiCare or any of its subsidiaries or any of their material assets, which violation has had or would reasonably be expected to have a Material Adverse Effect on PacifiCare.

    3.19 COMMON AND PREFERRED STOCK TO BE ISSUED. The Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A to be issued to the Company's stockholders in the Company Merger, when issued by Holding pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be issued in compliance with applicable federal and state securities laws and will be clear of all liens, encumbrances and adverse claims and may be resold by Company Affiliates (as defined in Section 4.12) in accordance with paragraph (d) of Rule 145 of the Securities Act.

    3.20 RESERVES. The reserves established by PacifiCare and its subsidiaries in the PacifiCare SEC Reports, or in any financial statement or balance sheet contained in any document filed with the SEC after the date of the Original Agreement, for statutorily required reserves and for incurred but not yet paid claims for, or relating to, medical treatment or similar claims (i) are computed in accordance with presently accepted industry standards consistently applied, (ii) meet the requirements of any law, rule or regulation applicable to such reserves, (iii) are computed on the basis of assumptions consistent with those used in computing the corresponding reserve in the prior fiscal year, and (iv) include provision for all actuarial reserves and related items which ought to be established in accordance with applicable laws or regulations and prudent industry practices. As of the date of the Original Agreement, neither PacifiCare nor its senior management was aware of any fact or circumstance which would necessitate, in the good faith application of prudent reserving practices and policies, any material adverse change in statutorily required reserves or reserves for such incurred but not yet paid claims above that reflected in the most recent balance sheet included in the PacifiCare SEC Reports (other than increases consistent with past experience resulting from increases in enrollment with respect to PacifiCare's subsidiaries' services).

    3.21 AUDITS OR INVESTIGATIONS BY GOVERNMENTAL ENTITIES. As of the date of the Original Agreement, other than as disclosed in the PacifiCare Disclosure Schedule, no audit or investigation of PacifiCare or any of its subsidiaries which may be expected to have a Material Adverse Effect on PacifiCare was pending before, or to PacifiCare's knowledge had been threatened by, any governmental or regulatory authority of the United States (other than the IRS), the several States or territories (other than state taxing authorities) or any foreign jurisdiction. There are no pending or anticipated proceedings which may be expected to have a Material Adverse Effect on PacifiCare by or on behalf or in the name of the state or federal government or any governmental agency relating to the imposition of civil monetary penalties, exclusion or debarment from governmental programs or other administrative sanctions.

    3.22  ENVIRONMENTAL PROVISIONS.

    (a) For the purposes of this Section 3.22, the following definitions apply. "Environmental Claim" means any claim, action, cause of action, or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by PacifiCare or any subsidiary, or (B) any violation, or alleged violation, of any Environmental Law. "Environmental Laws" means all applicable federal, state or territorial, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, and substances that are hazardous, toxic or otherwise a danger to health, reproduction, or the environment or are regulated by Environmental Laws.

    (b) PacifiCare and each subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by them of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof except where the costs of any failure to comply will not exceed $5,000,000. PacifiCare and its subsidiaries have not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that they are not in such full compliance in all material respects, and, to the knowledge of PacifiCare, there are no circumstances that may prevent or interfere with such full compliance in all material respects in the future. To the knowledge of PacifiCare, no current or prior owner of any property owned or leased by PacifiCare or any subsidiary has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that any of them is not in such compliance.

    (c) There is no material Environmental Claim pending or, to the knowledge of PacifiCare, threatened against PacifiCare or any subsidiary or against any person or entity whose liability for any Environmental Claim PacifiCare has or may have retained or assumed either contractually or by operation of law.

    (d) To the knowledge of PacifiCare, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably form the basis for any Environmental Claim against PacifiCare, any subsidiary or, to the knowledge of PacifiCare, against any person or entity whose liability for any material Environmental Claim PacifiCare or any subsidiary has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would reasonably be expected to have a Material Adverse Effect on PacifiCare.

    3.23  INTELLECTUAL PROPERTY.

    (a) To the knowledge of PacifiCare, PacifiCare and its subsidiaries own or have in their possession certain information of the sort typically considered as trade secrets in the healthcare industry (the "Trade Secrets"). PacifiCare and its subsidiaries have good title and an absolute (though not necessarily exclusive) right to use all Trade Secrets, and, to the knowledge of PacifiCare, the use of the Trade Secrets does not infringe the rights of any third party.

    (b) To the knowledge of PacifiCare, none of the processes or know-how used by PacifiCare infringes any patent, trademark or copyright of any third party. To the best of PacifiCare's knowledge, there is no intellectual property, in any form, necessary for the operation of PacifiCare's or its subsidiaries' business as currently conducted which PacifiCare or its subsidiaries do not currently own or license on commercially reasonable terms.

    3.24 FORMATION OF HOLDING. PacifiCare has caused Holding, Neptune Sub and Company Sub to be formed and organized in anticipation of execution of this Agreement and solely for the purposes of carrying out the Mergers and the transactions contemplated hereby, and solely for such purposes (i) Holding has issued 200 shares of Common Stock to PacifiCare in exchange for $1.00 per share;
(ii) Neptune Sub has issued 100 shares of Common Stock to Holding in exchange for $1.00 per share, and (iii) Company Sub has issued 100 shares of Common Stock to Holding in exchange for $1.00 per share. No other shares of stock or securities have been issued by Holding, Neptune Sub or Company Sub. The directors and officers of Holding, Neptune Sub and Company Sub consist solely of officers of PacifiCare and no other persons. Neither Holding, Neptune Sub nor Company Sub has acquired any property, incurred any liabilities, or engaged in any business or activity whatsoever other than (i) its organization as described above, (ii) the adoption of stockholder and director resolutions in connection therewith and to authorize execution and delivery of this Agreement, adoption of the Holding Restated Certificate of Incorporation, consummation of the Mergers and the transactions contemplated hereby, and performance of its obligations hereunder, and (iii) the execution and delivery of this Agreement.

                                   ARTICLE 4
                       CONDUCT AND TRANSACTIONS PRIOR TO
                     EFFECTIVE TIME; ADDITIONAL AGREEMENTS

    4.1  INFORMATION AND ACCESS.

    (a) During the period from the date of this Agreement through the Effective Time, the Company shall afford, and shall cause the independent auditors, counsel, financial and other advisors and representatives (collectively, "Representatives") of the Company and its subsidiaries to afford, to PacifiCare and to PacifiCare's Representatives, reasonable access to the properties, books, records, financial and operating data (including audit work papers and other such information) and other information and personnel of the Company and its subsidiaries in order that PacifiCare and PacifiCare's Representatives may have a full opportunity to make such investigation as PacifiCare reasonably desires to make of the Company and its subsidiaries.

    (b) Without limiting the generality of Section 4.1(a), during the period from the date of this Agreement through the Effective Time, the Company shall promptly provide PacifiCare with copies of any notice, report or other document filed with or sent to any Governmental Authority in connection with any of the transactions contemplated by this Agreement.

    (c) No investigation by PacifiCare or any of its Representatives pursuant to this Section 4.1 shall limit or otherwise affect any representations or warranties of the Company or any condition to any obligation of PacifiCare.

    (d) During the period from the date of this Agreement through the Effective Time, the Company shall promptly advise PacifiCare in writing of (A) any Material Adverse Effect on the Company and (B) the occurrence of any event which causes the representations and warranties made by the Company in this Agreement or the information included in the Company Disclosure Schedule to be incomplete or inaccurate in any material respect.

    (e)  The rights and obligations of PacifiCare and the Company in this
Section 4.1 shall apply, MUTATIS MUTANDIS, to the Company and PacifiCare.

    4.2  CONDUCT OF BUSINESS OF THE COMPANY.

    (a) Except as provided in Section 4.2(b), during the period from the date of this Agreement through the Effective Time, (i) the Company shall conduct its business, and shall cause each of its subsidiaries to conduct its business, in the ordinary and usual course consistent with past practice and (ii) the Company shall use, and shall cause each of its subsidiaries to use, all commercially reasonable efforts to maintain and preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with lessors, suppliers, contractors, distributors, customers and others having business relationships with the Company or any of its subsidiaries (it being recognized, however, that nothing in this Agreement shall be construed to hold the Company liable for any adverse effect that the announcement of the transactions contemplated by this Agreement may have on such business organizations and relationships, including on decisions of officers and employees whether to continue to provide services to the Company or its subsidiaries).

    (b) Except as expressly contemplated by this Agreement, during the period from the date of this Agreement through the Effective Time, the Company shall not do, and shall not permit any of its subsidiaries to do, any of the following, without PacifiCare's prior written consent:

        (i) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock, except (A) regular dividends on the Company Series A Preferred Stock and (B) dividends from the subsidiaries of the Company to the Company sufficient to allow the Company to make the dividends referred to in clause (A);

        (ii) split, combine or reclassify any capital stock of the Company or repurchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries, except pursuant to contractual rights in existence on the date of the Original Agreement;

       (iii) except for (x) the issuance of up to 900,000 Talbert stock options to be granted to Talbert employed or managed physicians in connection with the separation of Talbert from the Company, (y) the issuance of up to 10,000 Company Options per individual and the issuance of up to 75,000 Company Options in the aggregate to be granted in connection with the Company's new hires, outstanding performances or promotions, or (z) previously authorized automatic grants of Company Options to the Company's or its subsidiaries' directors, issue, deliver, pledge, encumber, sell or transfer, or authorize or propose the issuance, delivery, pledge, encumbrance, sale or transfer of, any shares of capital stock of the Company or any of its subsidiaries or any securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (except that the Company may issue Company Common Stock upon the exercise of Company Options issued and outstanding or upon the conversion of Company Series A Preferred Stock into Company Common Stock), or, except as expressly contemplated herein, make any change in its equity capitalization or to the terms of any option, warrant or other equity security of the Company or any of its subsidiaries that is currently outstanding;

       (iv) except as expressly contemplated herein, amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of the Company or any of its subsidiaries, or amend its Restated Rights Plan;

        (v) acquire (by merging or consolidating with, by purchasing any material portion of the capital stock or assets of or by any other means) any business or any corporation, partnership, association or other business organization or division thereof;

       (vi) sell, lease, pledge or otherwise dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice or consistent with written disclosure made to PacifiCare prior to the date of the Original Agreement;

       (vii) except pursuant to lines of credit and subject to credit limits in effect prior to the date of the Original Agreement, incur any indebtedness for borrowed money, or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for any obligation of any other person, provided that this Section 4.2(b)(vii) shall not apply to indebtedness for borrowed money, debt securities or guaranties that aggregate up to $20,000,000 or the proceeds of which are used to capitalize Talbert in accordance with Section 4.15;

      (viii) except as specifically contemplated by Section 4.8, adopt or amend in any material respect any collective bargaining agreement or Company Employee Plan, or enter into or amend any employment agreement, severance agreement, special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director or officer, or enter into or amend any severance or termination arrangement with any director or officer;

       (ix) change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by changes in GAAP;

        (x) except in the ordinary course of business consistent with past practice or as permitted in Section 4.4(a), enter into any material contract or agreement involving payments in excess of market rates;

       (xi) except as specifically contemplated by Section 4.8, change any compensation payable or to become payable to any of its officers or employees (other than any adjustment to the salary of any employee that is made in the ordinary course of business consistent with past practice and that does not exceed the higher of 6% of such employee's previous salary or $10,000 or that is made in accordance with a budget approved in writing by PacifiCare);

       (xii) make any capital expenditures in excess of $2,500,000 in the aggregate, except those set forth in a budget to be reviewed and approved by PacifiCare and the Company within two weeks following the date of the Original Agreement;

      (xiii) make any loan to or engage in any transaction with any director or officer;

      (xiv) settle or compromise any lawsuit or other Proceeding against the Company or any of its subsidiaries for an amount in excess of $5,000,000; provided, however, that in no event shall the Company or its subsidiaries settle or compromise any matter in a manner which would have a material non-financial adverse impact on the Company or its Material Subsidiaries;

       (xv) cause or permit any material amendment, modification or premature termination to any Company Material Contract as defined Section 2.5(a) without the prior approval of PacifiCare, such approval not to be unreasonably withheld and to be given or not given on a timely basis;

      (xvi) cause or agree to the termination or material modification of any material licensure, qualification, or authorization of the Company or any Material Subsidiary;

      (xvii) enter into any new contract or amend or modify any existing contract between the Company or any subsidiary and Talbert or to cause any capital transfer to or from the Company or any subsidiary and from or to Talbert, except as contemplated by Section 4.15; or

     (xviii) enter into any contract, agreement, commitment or arrangement contemplating any of the foregoing.

    4.3 CONDUCT OF BUSINESS OF PACIFICARE. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement through the Effective Time, PacifiCare shall not, without the Company's prior written consent:

    (a) declare, set aside or pay any dividend or make any other distribution in respect of any capital stock;

    (b) split, combine or reclassify any capital stock of PacifiCare or repurchase, redeem or otherwise acquire any capital stock of PacifiCare, except pursuant to contractual rights presently in existence;

    (c) issue, deliver, pledge, encumber, sell or transfer, or authorize or propose the issuance, delivery, pledge, encumbrance, sale or transfer of, any shares of capital stock of PacifiCare or any of its subsidiaries or any securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (except that PacifiCare may issue PacifiCare Class A Common Stock or PacifiCare Class B Common Stock upon the exercise of PacifiCare Options issued and outstanding on the date of the Original Agreement in accordance with their present terms), or, except as expressly contemplated herein, make any change in its equity capitalization or to the terms of any option, warrant or other equity security of the Company or any of its subsidiaries that is currently outstanding;

    (d) except as expressly contemplated herein, amend the Certificate of Incorporation, Bylaws or other organizational or charter documents of PacifiCare or any of its subsidiaries;

    (e) acquire (by merging or consolidating with, by purchasing any material portion of the capital stock or assets of or by any other means) any business or any corporation, partnership, association or other business organization or division thereof;

    (f) sell, lease, pledge or otherwise dispose of or encumber any of its material assets, except in the ordinary course of business consistent with past practice or consistent with written disclosure made to Company prior to the date of the Original Agreement;

    (g) except pursuant to lines of credit and subject to credit limits in effect prior to the date of the Original Agreement, incur any indebtedness for borrowed money, or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for any obligation of any other person, provided that this Section 4.2(g) shall not apply to indebtedness for borrowed money, debt securities or guaranties that aggregate up to $20,000,000 or to financing the purpose of which is to consummate the Mergers;

    (h) change in any material respect the accounting methods or practices followed by PacifiCare (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by changes in GAAP;

    (i) or enter into any contract, agreement, commitment or arrangement contemplating any of the foregoing.

    4.4  NEGOTIATION WITH OTHERS.

    (a) The Company shall not, and it shall not authorize or permit any of its subsidiaries, officers, directors or employees or any of its or its subsidiaries' Representatives, directly or indirectly, to (i) solicit, initiate or knowingly encourage or induce the making of any Acquisition Proposal (as defined in Section 7.1), (ii) furnish non-public information regarding the Company or any of its subsidiaries in connection with an Acquisition Proposal or potential Acquisition Proposal, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal (other than a nondisclosure agreement entered into in accordance with Section 4.4(c) or contracts with advisors or consultants). Notwithstanding the foregoing, nothing in this Section 4.4 shall be construed to prohibit the Company or its Board of Directors from taking any actions or permitting any actions described above (other than any action described in clause (i) above) with respect to any Acquisition Proposal to the extent that the Board of Directors of the Company shall conclude in good faith, based upon the advice of its outside counsel, that such action is required in order for the Board of Directors of the Company to act in a manner that is consistent with its fiduciary obligations under applicable law (PROVIDED that, in the event any letter of intent, contract or other instrument of the type described in clause
(v) of the preceding sentence is entered into, the consummation of any transaction contemplated by the Acquisition Proposal to which such instrument relates must be expressly conditioned upon the prior and valid termination of this Agreement and the payment of any fee due under Article 7 hereof).

    (b) The Company shall immediately advise PacifiCare orally and in writing of the receipt of any Acquisition Proposal or any inquiry relating to an Acquisition Proposal prior to the Effective Time, including a full description of the terms of such Acquisition Proposal.

    (c) Notwithstanding anything to the contrary contained herein, the Company shall not furnish any information to any third party pursuant to clause (ii) of the first sentence of Section 4.4(a) unless such third party has executed and delivered to the Company a nondisclosure agreement that is not substantially less restrictive than the nondisclosure agreement then in effect between the Company and PacifiCare.

    (d) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Proposal and shall request the return or destruction of all information previously disclosed to such parties in accordance with the terms of any confidentiality agreements with such parties, and shall use commercially reasonable efforts to ensure that such information is returned or destroyed.

    4.5  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

    (a) As promptly as practicable after the date of this Agreement, Holding and PacifiCare shall prepare, with the assistance of the Company, and cause to be filed with the SEC the S-4 Registration Statement, together with the Prospectus/Proxy Statement and any other documents required by the Securities Act or the Exchange Act in connection with the Mergers. Each of Holding, PacifiCare and the Company shall use all commercially reasonable efforts to cause the S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall promptly furnish to Holding and PacifiCare all information concerning the Company, its subsidiaries and its stockholders as may be required or reasonably requested in connection with any action contemplated by this Section 4.5. Each of Holding, PacifiCare and the Company shall (i) notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 Registration Statement or the Prospectus/Proxy Statement or for additional information and (ii) shall supply the other with copies of all correspondence with the SEC or its staff with respect to the S-4 Registration Statement or the Prospectus/Proxy Statement.

Neither Holding, PacifiCare nor the Company shall file any amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement to which the other shall have reasonably objected. Whenever any event occurs that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, Holding, PacifiCare or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the SEC or its staff, and, if appropriate, mailing to stockholders of the Company and PacifiCare, such amendment or supplement.

    (b) Prior to the Effective Time, Holding shall make all required filings with state regulatory authorities and the NASD and shall use all commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Holding Class A Common Stock, Holding Class B Common Stock and Holding Series A to be issued in the Mergers (i) will be qualified under the securities or "blue sky" law of every jurisdiction of the United States in which any registered stockholder of the Company or PacifiCare has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Mergers and (ii) will be approved for quotation at the Effective Time on the Nasdaq National Market or the NYSE.

    (c) Prior to the Effective Time, Holding shall file either the Holding Restated Certificate of Incorporation or the Holding Restated Certificate of Incorporation without Series A, as the case may be, with the Secretary of State of the State of Delaware.

    4.6  STOCKHOLDERS' MEETINGS.

    (a) The Company shall take all action necessary in accordance with applicable law to call and convene a meeting of the holders of Company Common Stock and Company Series A Preferred Stock (the "Company Stockholders' Meeting") to consider, act upon and vote upon the adoption and approval of this Agreement, the Company Merger and the Series A Amendment. The Company Stockholders' Meeting will be held within 60 days after the S-4 Registration Statement is declared effective by the SEC. The Company shall ensure that the Company Stockholders' Meeting is called, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with applicable law.

    (b) The Board of Directors of the Company has unanimously recommended (and the Prospectus/ Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended) that the holders of Company Common Stock and Company Series A Preferred vote in favor of and adopt and approve this Agreement, the Company Merger and the Series A Amendment at the Company Stockholders' Meeting and any related amendment to the Company's Certificate of Incorporation, which unanimous recommendation shall not be withdrawn, amended or modified in a manner adverse to PacifiCare. For purposes of this Agreement, it shall constitute a modification adverse to PacifiCare if such recommendation shall no longer be unanimous.

    (c) PacifiCare shall take all action necessary in accordance with applicable law to call or convene a meeting of the holders of PacifiCare Class A Common Stock and the PacifiCare Class B Common Stock (the "PacifiCare Stockholders' Meeting") to consider, act upon and vote upon the approval of this Agreement, the PacifiCare Merger, the PacifiCare Amendment and any related matters. The PacifiCare Stockholders' Meeting will be held as close to the date of the Company Stockholders' meeting as is practicable. PacifiCare shall ensure that the PacifiCare Stockholder's Meeting is called, held and conducted, and that all proxies solicited in connection with such meeting are solicited, in compliance with applicable law.

    (d) The Board of Directors of PacifiCare has recommended, with no dissenting votes (and the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors has so recommended) that the holders of PacifiCare Class A Common Stock vote in favor of this Agreement, the PacifiCare Merger, and related matters and that the holders of PacifiCare Class A Common Stock and PacifiCare Class B Common Stock vote in favor of the PacifiCare Amendment.

    (e)  Notwithstanding the foregoing, nothing in Section 4.5 or in this
Section 4.6 shall prevent the Board of Directors of the Company or PacifiCare from withdrawing, amending or modifying its recommendation in favor of the respective Mergers and approval and adoption of this Agreement and related matters (and the Prospectus/Proxy Statement may reflect such withdrawal, amendment or modification) to the extent that such Board of Directors of the Company or PacifiCare shall conclude in good faith, based upon the advice of its outside counsel, that such withdrawal, amendment or modification is required in order for such Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. Nothing contained in this Section 4.6(e) shall limit the Company's or PacifiCare's obligation to convene the Company Stockholders' Meeting and the PacifiCare Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company or PacifiCare, as the case may be, shall have been withdrawn, amended or modified).

    4.7  REGULATORY APPROVALS.

    (a) Holding, the Company and PacifiCare shall use all reasonable efforts to file and to cause any stockholders of the Company or PacifiCare, as the case may be, to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Authority with respect to the Mergers and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, Holding, the Company and PacifiCare shall within fifteen (15) business days from the date of the Original Agreement prepare and file the notifications required under the HSR Act in connection with the Mergers. Holding, the Company and PacifiCare shall respond as promptly as practicable to
(i) any inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Authority in connection with antitrust or related matters.

    (b) Holding, the Company and PacifiCare shall (i) give each other prompt notice of the commencement of any Proceeding by or before any court or Governmental Authority with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep each other informed as to the status of any such Proceeding and (iii) except as may be prohibited by any Governmental Authority or by any law or court order or decree, permit the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in advance in connection with any document filed or provided to any Governmental Authority in connection with any such Proceeding.

    4.8  EMPLOYEE BENEFITS PLANS.

    (a) At least twenty (20) days before the date of the Company Stockholders' Meeting, PacifiCare shall notify the Company if it wishes to provide a mechanism to cash out either vested or all outstanding Company Options. If PacifiCare wishes to provide such a mechanism, PacifiCare shall offer (in a form reasonably acceptable to the Company) to each holder of applicable Company Options, the right to receive on the Effective Date, in return for the cancellation of such option, an amount equal to (i) the product of the value of the consideration to be received for each share of Company Common Stock covered by the cash out (with stock values of Holding Common Stock measured by the average closing price as quoted in the Wall Street Journal of PacifiCare's Class A Common Stock during the twenty trading days ending the date immediately prior to the date of the Company's Stockholder Meeting for Holding Class A Common Stock and by the Average Pre-Vote Closing Share Price for Holding Class B Common Stock) times the number of shares of Company Common Stock with respect to which such option is exercisable, less (ii) the aggregate exercise price of such shares. The amount paid to any holder of Company Options following such payment and cancellation shall be net of applicable withholding taxes.

    (b) On the Closing Date, and subject to any required approval of the holders of Company Options, which the Company hereby covenants to exercise its best efforts to obtain, Holding and PacifiCare will cause each Company Option to be replaced effective as of the Effective Time, by a substitute option of Holding (an "Exchange Option") issued under a Holding stock option plan that complies in all respects with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act. The per share exercise price of an Exchange Option shall equal the quotient, rounding up to the nearest cent, of
(i) the per share exercise price of the corresponding Company Option, less the average closing price at which the rights to acquire Talbert stock trade on their first five trading days after issuance, as quoted in the Wall Street Journal ("rights to acquire Talbert stock" for this purpose means the portion of such a right into which one share of Company Common Stock is converted in part), divided by (ii) the fraction of a share of Holding Class B Common Stock that the holder of such Company Option is entitled to purchase for each share of Company Common Stock subject to such Company Option, as determined in the next sentence. For each share of Company Common Stock subject to such Company Option, the Exchange Option shall entitle the holder thereof to purchase a fraction of a share of Holding Class B Common Stock equal to the sum of (i) the fraction of a share of Holding Class B Common Stock into which one (1) share of Company Common Stock actually outstanding at the Effective Time is converted pursuant to
Article 1, plus (ii) the fraction of a share of Holding Class B Common Stock that could be purchased at the Average Pre-Vote Closing Share Price for the value of the PacifiCare Class A Common Stock into which one (1) share of Company Common Stock actually outstanding at the Effective Time is converted pursuant to
Article 1, which value shall be the average closing price as quoted in the Wall Street Journal of the PacifiCare Class A Common Stock during the same trading days that the Average Pre-Vote Closing Share Price is determined, plus (iii) the fraction of a share of Holding Class B Common Stock that could be purchased at the Average Pre-Vote Closing Share Price for $17.50. Any restriction on the exercise of any Company Option shall apply to the Exchange Option and the term, exercisability, vesting schedule and other provisions of such Company Option shall similarly apply to the Exchange Option; provided, however, that each such Exchange Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time; provided, further, that in the case of an Exchange Option of a person who is an employee of the Company or one of its subsidiaries, such Exchange Option shall provide that (i) any unvested shares, the vesting of which depends on achievement by the Company of earnings or financial performance of the Company for a fiscal year beginning on or after July 1, 1996, shall instead vest no later than 25% per year over a four year period, with the first 25% vesting on July 1, 1997 and (ii) if the holder of such Exchange Option is terminated without cause after the Closing Date and before the date as of which, determined as of execution of this Agreement and assuming no termination of any employee and the application of the vesting schedule set forth in clause (i) above, there would remain no more than 100,000 of such Exchange Options in the aggregate that are not vested, such option shall thereupon become fully vested; provided further that in the case of an Exchange Option of a person who is an employee of Talbert, if the rights offering described in Section 4.15(c) is consummated in such a manner that Talbert would no longer be considered a subsidiary of FHP for purposes of such Exchange Option, the employment of such person by FHP or one of its subsidiaries shall be deemed terminated for the convenience of the Company and the accelerated vesting rights set forth in the foregoing proviso shall not apply; further provided, that, in the case of a holder of an Exchange Option who is a director of the Company or one of its subsidiaries and who is not an employee of the Company or any of its subsidiaries, the Exchange Option shall vest immediately when such holder no longer is serving as a director of Holding or Company or one of their subsidiaries. The Company, Holding and PacifiCare shall take such reasonable actions, and cooperate with each other in all action, that may be necessary and permissible to effectuate the provisions of this
Section 4.8(b), including without limitation, timely sending notice of the Company's Board of Director's determination to suspend acceleration of vesting of Company Options issues under the Company's Executive Incentive Plan. The provisions of this Section 4.8(b) shall not limit in any manner PacifiCare's right to cash out the vested portion of outstanding Company options under
Section 4.8(a). To the extent required under applicable law, the terms of the applicable Company Option plans or under any agreement thereunder, the Company shall obtain stockholder approval of the transactions contemplated by this
Section 4.8(b) and shall use its best efforts to obtain the consent of any optionee whose consent may be required. As soon as practicable after the Effective Time, Holding shall file with the SEC a registration statement on Form S-8 with respect to the shares of Holding Class B Common Stock underlying the Exchange Options and use its reasonable best efforts to have such registration statement declared effective under the Securities Act. The Company may amend the employment agreements described in Schedule 2.6 of the Company Disclosure Schedule to adjust the terms and conditions for vesting of Company Options held by employees party to such agreements, provided the adjusted vesting is no more favorable than acceleration upon a "Change of Control" as defined in such agreements and does not render nondeductible to the Company any amounts under Section 280G of the Code, and further provided any such adjustment shall neither increase other benefits or amounts payable by the Company nor increase the number of shares or decrease the exercise price under any Company Option now outstanding.

    (c) Either (i) the Company shall cause the Company's Employee Stock Purchase Plan to be terminated immediately prior to the Effective Time, and such termination shall have the effects set forth in such Plan, or (ii) prior to the Effective Time, Holding, Company and PacifiCare shall cause each right to purchase Company Common Stock to be replaced, effective as of the Effective Time, by a substitute right to purchase shares of Holding Class B Common Stock ("Exchange Purchase Right") issued under a Holding Employee Stock Purchase Plan ("Holding Purchase Plan") that is intended to comply with Section 423 of the Code. The purchase price of shares of Holding Class B Common Stock under an Exchange Purchase Right shall be equal to 85% of the fair market value of Holding Class B Common Stock on the first date on which shares of Holding Class B Common Stock are purchased under the terms of the Holding Purchase Plan. The terms and conditions of each Exchange Purchase Right shall satisfy the requirements of Section 424(a) of the Code.

    (d) As of the Effective Time and for a period of not less than one year thereafter, except to the extent required to satisfy applicable, governing law, Holding shall, or shall cause the Company Surviving Corporation and its subsidiaries, to provide employee benefits other than those addressed in Section 4.8(a), 4.8(b) or 4.8(c) which are either (i) no less favorable on an aggregate basis to the benefits provided by the Company or its subsidiaries prior to the Effective Time or (ii) as provided to similarly situated employees of PacifiCare and its subsidiaries. Thereafter, to the extent that employees of the Company Surviving Corporation or its subsidiaries participate in benefit plans of Holding, for purposes of eligibility of such employees for such employee benefits, Holding agrees to credit such employee's service with the Company or its subsidiaries for such purposes as vesting, calculation of benefits, and eligibility to participate and, if applicable, to waive any pre-existing condition limitations related thereto to the extent permitted by such plans as currently in effect and applicable law. Holding and PacifiCare shall cause the Company's and its subsidiaries' employees to be offered the right to participate in Holding's and its subsidiaries' stock option plans and arrangements upon substantially consistent terms.

    (e) STOCK OPTIONS OF PACIFICARE. At the Effective Time, each outstanding option to purchase shares of PacifiCare Class B Common Stock (a "PacifiCare Class B Option") under any of PacifiCare's stock options plans, shall be canceled and Holding shall issue in substitution therefor an option to purchase Holding Class B Common Stock (a "Holding Class B Substitute Option") issued under a Holding stock option plan to be adopted by Holding prior to the Effective Time. The exercise price and the number of shares of Holding Class B Common Stock subject to each Holding Class B Substitute Option shall be identical to the exercise price and the number of shares of PacifiCare Class B Common Stock subject to the PacifiCare Class B Option that such Holding Class B Substitute Option replaces. In compliance with Section 424(a) of the Code, each such Holding Class B Substitute Option shall be subject to substantially all of the other terms and conditions of PacifiCare stock option it replaces. At the Effective Time, each outstanding option to purchase shares of PacifiCare Class A Common Stock (a "PacifiCare Class A Option") shall be converted into an option to purchase shares of Holding Class A Common Stock (a "Holding Class A Substitute Option") MUTATIS MUTANDIS. The exercise price and the number of shares of Holding Class A Common Stock subject to each Holding Class A Substitute Option shall be identical to the exercise price and the number of shares of PacifiCare Class A Common Stock subject to the PacifiCare Class A Option that such Holding Class A Substitute

Option replaces. In compliance with Section 424(a) of the Code, each such Holding Class A Substitute Option shall be subject to substantially all of the other terms and conditions of the PacifiCare stock option it replaces.

    4.9  INDEMNIFICATION.

    (a) With respect to actions, omissions and events occurring through the Effective Time, all rights to indemnification existing in favor of the current directors and officers of the Company and PacifiCare as provided in their respective Certificates of Incorporation and indemnification agreements, each as in effect as of the date of the Original Agreement, shall survive the Mergers and shall be observed by Holding, PacifiCare Surviving Corporation and Company Surviving Corporation.

    (b) In addition to and without limiting Section 4.9(a), Holding shall, from and after the Closing, to the fullest extent permitted under applicable laws, indemnify, defend and hold harmless the current officers and directors of PacifiCare and the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (subject to Section 4.9(c)), or otherwise incurred in connection with, any claim, action, suit, proceeding or investigation by reason of the fact that such Indemnified Party was a director or officer of PacifiCare or the Company prior to the Effective Time and arising out of actions, omissions and events occurring at or prior to the Effective Time or in connection with the Mergers and the actions taken in connection therewith (a "Claim") and shall pay expenses in advance of the final disposition of any such Claim to each Indemnified Party upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking reasonably satisfactory to Holding to repay such advances if legally required to do so PROVIDED, HOWEVER, that Holding will not be liable under this Section 4.9(b) to any Indemnified Party for any action found by a court of competent jurisdiction to constitute a violation of law, a breach of fiduciary duty to the Company (or any subsidiary) or wilful misconduct.

    (c) For purposes of Section 4.9(b), in the event any Claim is brought against any Indemnified Party, Holding will be entitled to participate therein at its own expense. In such event, the Indemnified Parties shall cooperate with and provide all information reasonably requested by Holding. Except as otherwise provided below, Holding may, at its option, assume the defense of any Claim, with counsel reasonably satisfactory to the Indemnified Party. After notice from Holding to the Indemnified Party of the election by PacifiCare to assume the defense thereof, Holding will not be liable to the Indemnified Party under
Section 4.9(b) for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except for reasonable costs of investigation or otherwise as provided below. The Indemnified Party shall have the right to employ separate counsel in connection with such Claim, but the fees and expenses of such counsel incurred after notice from Holding of its assumption of the defense thereof shall be at the expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by Holding, (ii) the Indemnified Party shall have reasonably concluded that there is, under applicable standards of professional conduct, an actual conflict between the interests of Holding and the Indemnified Party in the conduct of the defense of such action or (iii) Holding shall not have employed counsel to assume the defense of such action, in each of which cases the reasonable fees and expenses of the Indemnified Party's separate counsel shall be at the expense of Holding. In any case where the expense of defending a Claim is to be borne by Holding, the Indemnified Parties as a group shall be entitled to no more than one law firm (in addition to local counsel) to represent them with respect to such Claim unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required by reason of such conflict may be retained by the Indemnified Parties.

    Holding shall not be liable to indemnify the Indemnified Party under Section 4.9(b) for any amounts paid in any settlement of any Claim if such settlement is effected without Holding's written consent. Holding shall be permitted to settle any Claim, except that Holding shall not settle any Claim in any manner which would impose any non-monetary penalty or material limitation (or any monetary penalty with respect to which the Indemnified Party is not entitled to indemnification pursuant to Section 4.9(b)) on the Indemnified Party without the Indemnified Party's consent.

    Any Indemnified Party wishing to claim indemnification under Section 4.9 upon learning of any such Claim shall promptly notify Holding (although the failure so to notify Holding shall not relieve Holding from any liability that Holding may have under Section 4.9, except to the extent such failure materially prejudices Holding's position with respect to such Claim), and shall deliver to Holding the undertaking specified in Section 4.9(b) above.

    (d) Holding shall maintain in effect for a period of not less than five years from the Effective Time the current policy of directors' and officers' liability insurance maintained by PacifiCare and the Company, as the case may be, with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that (i) Holding may substitute therefor policies of comparable coverage (with carriers comparable to PacifiCare's and the Company's existing carriers) and (ii) Holding shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of the last annual premium paid by PacifiCare or the Company, as the case may be, for such insurance prior to the date of this Agreement (the "200% Amount"). In the event the annual premium for such insurance exceeds the 200% Amount, Holding shall be entitled to reduce the amount of coverage of such insurance to the amount of coverage that can be obtained for a premium equal to the 200% Amount.

    (e) In the event Holding or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 4.9, proper provision shall be made so that the successors and assigns of Holding assume the obligations set forth in this Section 4.9 and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

    4.10  ADDITIONAL AGREEMENTS.

    (a) Subject to Section 4.10(b), Holding, PacifiCare and the Company agree to use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 4.10(b), Holding, PacifiCare and the Company shall use all commercially reasonable efforts to (i) obtain the consent and approval of each Governmental Authority, lessor or other person whose consent or approval is required (by virtue of any contractual provision or legal requirement or otherwise) in order to permit the consummation of the Merger or any of the other transactions contemplated by this Agreement or in order to enable Holding, PacifiCare Surviving Corporation and Company Surviving Corporation to conduct their respective businesses in the manner in which such business is currently being conducted or is proposed to be conducted, (ii) effect all registrations and filings necessary to consummate the Mergers and
(iii) lift any restraint, injunction or other legal bar to the Mergers.

    (b) Notwithstanding anything to the contrary contained in Section 4.10(a) or elsewhere in this Agreement, (i) Holding shall not have any obligation under this Agreement to dispose or cause any of its subsidiaries to dispose of any material assets, (ii) Holding shall not have any obligation to make any changes to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries and (iii) Holding shall not have any obligation to make any commitment (to any Governmental Authority or otherwise) regarding its future operations, or the future operations of any of its subsidiaries, or the future operations of PacifiCare Surviving Corporation or the Company Surviving Corporation or any of their respective Material Subsidiaries which would, in each of case (ii) and (iii) above, have a material adverse effect thereon (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required approval from a Governmental Authority or might otherwise facilitate the consummation of the Mergers).

    4.11 DISCLOSURE. PacifiCare and the Company will (i) mutually agree on the text of any press release and (ii) consult with each other before making any other public statement with respect to this Agreement and the transactions contemplated by this Agreement, except, in each such case, as may be required by applicable law (including disclosure requirements) or any listing or similar agreement with any national securities exchange or the Nasdaq National Market.

    4.12 AFFILIATE AGREEMENTS. The Company shall deliver to PacifiCare, within ten days after the date of this Agreement, a letter from the Company identifying all persons who may be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Company Affiliates"). The Company shall use all commercially reasonable efforts to cause each person who is or becomes a Company Affiliate to execute and deliver to PacifiCare, on or prior to the date of the mailing of the Prospectus/Proxy Statement, an Affiliate Agreement in the form attached hereto as Exhibit 4.12. PacifiCare shall use all commercially reasonable efforts to cause each person who is or becomes an affiliate of PacifiCare to execute and deliver a similar agreement on or prior to such date.

    4.13 TAX QUALIFICATION AND OPINION BACK-UP CERTIFICATES. Each of Holding, the Company and PacifiCare will use its reasonable best efforts to cause the transactions contemplated by this Agreement, other than the transactions with respect to Talbert contemplated by Section 4.15 hereof, to qualify as transfers subject to the provisions of Section 351(a) of the Code and to deliver, in connection with the tax opinions referred to in Sections 5.9 and 6.8, certificates of representation reasonable under the circumstances ("Tax Certificates").

    4.14 FINANCING. PacifiCare has received from Bank of America NT&SA a commitment letter dated August 2, 1996 (the "Commitment Letter") containing its commitment, subject to the terms and conditions thereof, to provide sufficient financing to permit PacifiCare and Holding to consummate the transactions contemplated hereby. A true and accurate copy of the Commitment Letter has been provided to the Company. PacifiCare and Holding shall enter into the definitive credit agreements contemplated by the Commitment Letter (or any revised commitment letter more favorable to PacifiCare and Holding) prior to the date on which the Proxy/Prospectus is mailed to the Company's Stockholders.

    4.15  TALBERT.

    (a) The Company shall negotiate a written agreement with Talbert under which all Talbert contracted medical providers or sites agree to provide professional services to members of HMOs and enrollees in insurance products of the Company and Company Surviving Corporation and their subsidiaries in exchange for a current market rate capitation payment ("Capitated Contract"). The Capitated Contract shall be subject to the review and approval of PacifiCare prior to execution. In addition to the Capitated Contract, the Company and Talbert shall enter into an agreement for the Company to render administrative services (information systems, payroll, accounts payable, employee benefits administration and the like) for a period not to exceed one year following the Effective Date at a rate and on other terms approved by PacifiCare. PacifiCare shall negotiate in good faith with the Company and Talbert in determining whether to give its approval.

    (b) Following execution of the Capitated Contract, the Company shall capitalize Talbert to increase its net worth to approximately $60,000,000 ("Capital Contribution"); provided, however, that in all events the net worth of Talbert shall be equal to the proceeds of the rights offering referred to in
Section 4.15(c) below, assuming all such rights are exercised.

    (c) Following the Capital Contribution, simultaneous with consummation of the Mergers or as soon thereafter as legally permissible, Holding shall cause the issuance of rights to all holders of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time (other than holders who have perfected appraisal rights in accordance with Section 1.8) and allocated among them on a Company common share equivalent basis, exercisable until the first business day on or after the thirtieth day after the date of the Effective Time and expiring thereafter, to purchase, directly or indirectly through one or more other corporations formed to facilitate such purchase all of Company's interest in Talbert. In connection with the purchase, Holding, PacifiCare, the Company and Talbert shall discuss the possibility of a Code section 338(h)(10) election in connection with such purchase; provided however, that no such election shall be made without the prior written consent of PacifiCare, which consent shall not be withheld unless there is an adverse impact to PacifiCare.

    (d) Before the Effective Time and with the prior consent of PacifiCare as to significant actions, the Company and Talbert shall take such steps as are reasonably required to consummate the separation of Talbert from the Company. The Company and Talbert shall have the right to continue to prosecute the application now pending before the California Department of Corporations for the issuance of stock options to employees of Talbert and to carry out transactions consistent with such application as permitted by Section 4.2(b) if and when a permit is granted pursuant thereto.

    (e) The Company will not assign any of its rights under that certain Stock Purchase Agreement dated as of March 15, 1996 by and between the Company, Talbert Medical Management Corporation, Talbert Health Services Corporation and certain management investors, as amended (the "Talbert Stock Purchase Agreement"). From and after the Effective Time, Holding will cause the committee of the Company that makes the determinations required by Section 5.3 of the Talbert Stock Purchase Agreement to consist of the members of the Compensation Committee of Holding and one member of the Board of Directors of Talbert, designated by the Board of Directors of Talbert and reasonably acceptable to the Board of Directors of Holding.

    4.16 7% SENIOR NOTES DUE 2003. Holding shall, if required by applicable law or the terms of the Company's 7% Senior Notes Due 2003 (the "Senior Notes"), assume the Senior Notes.

    4.17 NOTICES OF CERTAIN EVENTS. Each of Holding, the Company and PacifiCare shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental body, agency, official or authority in connection with the transactions contemplated by this Agreement that indicates such body, agency, official or authority intends to take action that would prevent or materially interfere with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations, proceedings or health or insurance related proceedings or market conduct examinations or audits commenced or, to the best of Company's or PacifiCare's knowledge (as the case may be) threatened against, relating to or involving or otherwise affecting the Company or PacifiCare or any of their subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section
2.7 or 3.7 or which relate to the consummation of the transactions contemplated by this Agreement.

    4.18  CERTAIN CORPORATE MATTERS WITH RESPECT TO PACIFICARE.

    (a) PacifiCare shall cause Holding to take all necessary corporate action for the establishment of the Holding stock option plans contemplated by Section
4.8 hereof and agrees to vote the shares of capital stock of Holding owned by it in favor of the adoption of such plans as required under the laws of the State of Delaware.

    (b) From the date hereof until the Effective Time, PacifiCare shall cause Holding (x) not to take any action inconsistent with the provisions of this Agreement and (y) not to conduct business or activity other than in connection with this Agreement.

    4.19 COMPLIANCE WITH REGULATIONS. PacifiCare and the Company will each use reasonable commercial efforts, and will cause their subsidiaries to use reasonable commercial efforts, to comply with applicable rules and regulations of the Health Care Financing Administration relating to so-called physician incentive plans.

    4.20 ASSUMPTION BY SUCCESSOR. Holding, effective as of the Effective Time, assumes expressly and agrees to perform the employment agreements described in
Schedule 2.6 of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform them.

    4.21 NO ACTIVITY BY HOLDING. From the date of the Original Agreement until the Effective Time, PacifiCare shall not cause or permit Holding, Neptune Sub or Company Sub to (i) issue any stock or securities or (ii) acquire any property, incur any liabilities or engage in any business or activity whatsoever, other than to consummate the Mergers and transactions contemplated hereby (including the financing thereof) and to carry out its obligations hereunder.

                                   ARTICLE 5
         CONDITIONS PRECEDENT TO OBLIGATIONS OF PACIFICARE AND HOLDING

    The obligations of PacifiCare and Holding to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    5.1  REPRESENTATIONS AND WARRANTIES ACCURATE.

    (a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of the Original Agreement.

    (b) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the date of the Closing as if made on and as of the date of the Closing, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and would not reasonably be expected to result in, a Material Adverse Effect on the Company (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all Material Adverse Effect qualifications shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Original Agreement shall be disregarded).

    5.2 COMPLIANCE WITH COVENANTS. The Company shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by the Company on or prior to the date of the Closing.

    5.3 NO MATERIAL ADVERSE EFFECT. Since the date of the Original Agreement, there shall not have been any Material Adverse Effect on the Company and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on the Company.

    5.4 CERTIFICATE. The Company shall have delivered to PacifiCare a certificate of the Chief Executive Officer of the Company evidencing compliance with the conditions set forth in Sections 5.1, 5.2 and 5.3.

    5.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    5.6 STOCKHOLDER APPROVAL. This Agreement, the Mergers and the PacifiCare Amendment shall have been adopted and approved by the Required Company Vote and the Required PacifiCare Vote, as applicable.

    5.7  AFFILIATES AGREEMENTS.  The Affiliates Agreements described in Section
4.12 shall have been executed by each party therein described and delivered to PacifiCare.

    5.8 LEGAL OPINION. PacifiCare shall have received an opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, dated as of the date of the Closing, in such form as shall be reasonably acceptable to PacifiCare and its counsel.

    5.9 TAX OPINION. Subject to receipt by PacifiCare's counsel of the Tax Certificates, PacifiCare shall have received a written opinion from PacifiCare's counsel, dated as of the date of the Closing (reasonably satisfactory in form and substance to PacifiCare), to the effect that neither PacifiCare nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the PacifiCare merger. For purposes of rendering such opinion, PacifiCare's counsel shall be entitled to rely upon the Tax Certificates.

    5.10 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of either of the Mergers shall have been entered by any court or Governmental Authority.

    5.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain from Holding or PacifiCare or any of their subsidiaries any damages that may be material to Holding or PacifiCare; (c) seeking to prohibit or limit in any material respect Holding's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of PacifiCare Surviving Corporation or Company Surviving Corporation (PacifiCare Surviving Corporation and Company Surviving Corporation being sometimes referred to below as "Surviving Corporations"); or (d) which would materially and adversely affect the right of Holding, the Surviving Corporations or any subsidiary thereof to own the assets or operate the business of PacifiCare, the Company or any of their subsidiaries.

    5.12 NO OTHER LITIGATION. There shall not be pending any Proceeding in which there is a reasonable possibility of an outcome that would have a Material Adverse Effect on Holding, PacifiCare or the Company: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain from Holding or PacifiCare or any of its subsidiaries any damages that may be material to Holding or PacifiCare;
(c) seeking to prohibit or limit in any material respect Holding's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) which would affect adversely the right of Holding, the Surviving Corporations or any of their subsidiaries to own the assets or operate the business of PacifiCare, the Company or any of their subsidiaries.

    5.13 HSR ACT. The waiting periods applicable to the consummation of the Mergers, and the acquisitions of voting securities of Holding by the stockholders of Company and PacifiCare, if any, under the HSR Act shall have expired or been terminated.

    5.14 QUOTATION ON NASDAQ NATIONAL MARKET OR NEW YORK STOCK EXCHANGE. The Holding Class A Common Stock, Holding Class B Common Stock and, if applicable, Holding Series A issuable in the Mergers shall have been approved for quotation on the Nasdaq National Market or listing on the NYSE upon official notice of issuance thereof.

    5.15 OTHER REQUIRED CONSENTS AND APPROVALS. Holding, PacifiCare and the Company shall have received all material approvals, licenses, consents, assignments and authorizations of Governmental Authorities and other persons, including those set forth on the Company Disclosure Schedule, as may be required
(a) to permit the performance by Holding, PacifiCare and the Company of their respective obligations under this Agreement and the consummation of the Mergers and (b) to permit Holding and the Surviving Corporations and their respective subsidiaries to conduct their business and operations in the manner currently conducted.

    5.16 TAKECARE BOARD REPRESENTATION. The rights of certain former stockholders of TakeCare to board representation on the Board of Directors of the Company shall have been terminated.

    5.17 RESTATED RIGHTS PLAN. The Restated Rights Plan shall have been amended to provide that the transactions contemplated by this Agreement do not give rise to any rights or benefits under the Restated Rights Plan.

    5.18  TALBERT.  The net worth of Talbert shall not exceed $60,000,000.

                                   ARTICLE 6
               CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

    The obligations of the Company to effect the Company Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions:

    6.1  REPRESENTATIONS AND WARRANTIES ACCURATE.

    (a) The representations and warranties of PacifiCare contained in this Agreement shall have been accurate in all material respects as of the date of the Original Agreement.

    (b) The representations and warranties of PacifiCare contained in this Agreement shall be accurate in all respects as of the date of the Closing as if made on and as of the date of the Closing, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered individually and collectively) do not constitute, and would not reasonably be expected to result in, a Material Adverse Effect on PacifiCare (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of the Closing, (i) all Material Adverse Effect qualifications shall be disregarded and (ii) any update of or modification to the PacifiCare Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

    6.2 COMPLIANCE WITH COVENANTS. PacifiCare shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by PacifiCare on or prior to the date of the Closing.

    6.3 NO MATERIAL ADVERSE EFFECT. Since the date of the Original Agreement, there shall not have been any Material Adverse Effect on PacifiCare, and there shall not have occurred any change or development, or any combination of changes or developments, that would reasonably be expected to have a Material Adverse Effect on PacifiCare.

    6.4 CERTIFICATE. PacifiCare shall have delivered to the Company a certificate of an executive officer of PacifiCare evidencing compliance with the conditions set forth in Sections 6.1, 6.2 and 6.3.

    6.5 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    6.6 STOCKHOLDER APPROVAL. This Agreement, the Mergers and the PacifiCare Amendment shall have been adopted and approved by the Required Company Vote and the Required PacifiCare Vote, as applicable.

    6.7 LEGAL OPINION. The Company shall have received an opinion of Cooley Godward Castro Huddleson & Tatum, counsel to PacifiCare, dated as of the date of the Closing, in such form as shall be reasonably acceptable to the Company and its counsel.

    6.8 TAX OPINION. Subject to receipt by the Company's counsel of the Tax Certificates, the Company shall have received a written opinion from the Company's counsel dated as of the date of the Closing to the effect that the Company Merger will constitute a contribution of Company Common Stock and Company Series A Preferred Stock to Holding in exchange for Holding capital stock as part of a transaction governed by Section 351 of the Code. For purposes of rendering such opinion, the Company's counsel shall be entitled to rely upon the Tax Certificates.

    6.9 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of either of the Mergers shall have been entered by any court or Governmental Authority.

    6.10 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers; (b) relating to either of the Mergers and seeking to obtain from the Company or any of its subsidiaries any damages that may be material to the Company (c) seeking to prohibit or limit in any material respect Holding's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) which would materially and adversely affect the right of Holding, the Surviving Corporations or any subsidiary thereof to own the assets or operate the business of PacifiCare or the Company or any of their subsidiaries.

    6.11 HSR ACT. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

    6.12 QUOTATION ON NASDAQ NATIONAL MARKET OR NEW YORK STOCK EXCHANGE. The Holding Class A Common Stock, Holding Class B Common Stock and, if applicable, Holding Series A issuable in the Mergers shall have been approved for quotation on the Nasdaq National Market or listing on the NYSE upon official notice of issuance thereof.

                                   ARTICLE 7
                            TERMINATION OF AGREEMENT

    7.1 TERMINATION. This Agreement may be terminated prior to the Closing Date, whether before or after approval of the Mergers by the stockholders of the Company and PacifiCare:

    (a) by mutual written consent of the respective Boards of Directors of PacifiCare and the Company;

    (b) by either PacifiCare or the Company if either of the Mergers shall not have been consummated by April 30, 1997 (unless the failure to consummate such Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

    (c) by either PacifiCare or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either of the Mergers;

    (d) by either PacifiCare or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Company Merger shall not have been adopted and approved at such meeting by the Company Required Vote;

    (e) by PacifiCare (at any time prior to the adoption and approval of this Agreement and the Company Merger by stockholders of the Company by the Company Required Vote) if a Triggering Event (as defined below) shall have occurred;

    (f) by either PacifiCare or the Company if (i) the PacifiCare Stockholders' Meeting shall have been held and (ii) this Agreement, the PacifiCare Merger and any related matters shall not have been adopted and approved at such meeting by the Required PacifiCare Vote;

    (g) by PacifiCare if any of the Company's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of the Original Agreement, or if any of the Company's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then PacifiCare may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach; or

    (h) by the Company if any of PacifiCare's or Holding's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate as of the date of the Original Agreement, or if any of PacifiCare's or Holding's covenants contained in this Agreement shall have been breached in any material respect; PROVIDED, HOWEVER, that if an inaccuracy in PacifiCare's or Holding's representations and warranties or a breach of a covenant by PacifiCare or Holding is curable by PacifiCare or Holding and PacifiCare or Holding is continuing to exercise all commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 7.1(h) on account of such inaccuracy or breach.

    A "Triggering Event" shall be deemed to have occurred if (i) the Board of Directors of the Company shall have failed to recommend, shall for any reason have withdrawn or shall have amended or modified in a manner adverse to PacifiCare its unanimous recommendation in favor of the Company Merger or approval or adoption of this Agreement, or the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of the Company Merger and approval and adoption of this Agreement and related matters; (ii) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iii) the Company shall have entered into any letter of intent, contract or other instrument related directly or indirectly to any Acquisition Proposal (other than a nondisclosure agreement entered into in accordance with Section 4.4(c) or contracts with advisors or consultants); or (iv) the Company shall have failed to hold the Company Stockholders' Meeting within 60 days after the S-4 Registration Statement is declared effective and any Acquisition Proposal shall have been made during such 60-day period.

    "Acquisition Proposal" shall mean any proposal (other than any proposal by PacifiCare or Neptune Sub or in connection with the transactions contemplated in
Section 4.15 regarding Talbert) regarding (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of the assets of the Company or any subsidiary of the Company constituting more than 50% of the consolidated assets of the Company or accounting for more than 50% of the consolidated revenues of the Company in any one transaction or in a series of related transactions; and (iii) any offer to purchase, tender offer, exchange offer or any similar transaction or series of related transactions made by any Person involving more than 50% of the outstanding shares of the capital stock of the Company or the filing of any Statement on Schedule 14D-1 with the SEC in connection therewith.

    7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 7.2, Section 7.3 and
Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) such termination shall have no effect on the Confidentiality Agreement dated July 22, 1996 between PacifiCare and the Company which shall remain in full force and effect and, (iii) subject to Section 7.3(b) and 7.3(c) below, the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

    7.3  FEES AND EXPENSES.

    (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

    (b) In consideration of the substantial time, expense and forgoing of other opportunities that PacifiCare and Holding have invested in the transactions contemplated hereby:

        (i) If this Agreement is terminated pursuant to Section 7.1(d) at any time after the occurrence of a Triggering Event or if this Agreement is terminated by PacifiCare pursuant to Section 7.1(e), then the Company shall pay to PacifiCare a fee, in immediately available funds, of $50,000,000 (the "Termination Amount"). In the case of termination of this Agreement by the Company pursuant to Section 7.1(d), the Termination Amount shall be paid prior to such termination, and in the case of termination of this Agreement pursuant to Section 7.1(e) or by PacifiCare pursuant to Section 7.1(d), the Termination Amount shall be paid within one business day of such termination. If the Company fails to pay such fee by the date provided herein, in addition to any other remedies that may be available to PacifiCare for such breach by the Company, said fee shall bear interest at the lower of 10% per annum and the maximum rate allowable by law from the date such payment was due until the date such fee is actually paid.

        (ii) If this Agreement is terminated pursuant to Section 7.1(d) (and
    Section 7.3(b)(i) is not applicable) and within 12 months of the date of the Company Stockholders' Meeting the Company enters into an agreement relating to an Acquisition Proposal, the Company shall pay to PacifiCare, within one business day of entering into such agreement, a fee in immediately available funds, of the Termination Amount. If the Company fails to pay such fee by the date provided herein, in addition to any other remedies that may be available to PacifiCare for such breach by the Company, said fee shall bear interest at the lower of 10% per annum and the maximum rate allowable by law from the date such payment was due until the date such fee is actually paid.

    (c) In consideration of the substantial time, expense and forgoing of other opportunities that the Company has invested in the transactions contemplated hereby if this Agreement is terminated pursuant to Section 7.1(f) or if the Mergers are not consummated solely by reason of a breach by PacifiCare caused by its failure to enter into definitive agreements related to the financing contemplated by the Commitment Letter, or the termination of such agreements or the failure of PacifiCare to receive the funding contemplated by the Commitment Letter, and after diligent efforts to find commercially reasonable alternative financing (a "Financing Breach"), then PacifiCare shall pay the Company a fee, in immediately available funds, of $50,000,000, in the case of a termination pursuant to Section 7.1(f) or $100,000,000 in the case of a Financing Breach. In the case of a termination by PacifiCare pursuant to Section 7.1(f), the Termination Amount shall be paid upon termination. In the case of a termination by the Company pursuant to Section 7.1(f) or the failure to consummate the transactions contemplated hereby solely because of a Financing Breach, PacifiCare shall pay the Termination Amount promptly following such event.

    If PacifiCare fails to pay such fee by the date provided, in addition to such other remedies as may be available to the Company for such breach by PacifiCare, said fee shall bear interest on such fee at the lower of 10% per annum and the maximum rate allowable by law from the date such fee was due until the date it was actually paid.

    (d) Each of PacifiCare and the Company acknowledge that the fees payable pursuant to Sections 7.3(b) and 7.3(c) (and, if applicable, any interest thereon and attorneys' fees and costs related to any suit to enforce such provisions) are the sole remedies of such parties for termination or failure to consummate the Mergers under the circumstances described in such sections (other than any willful breach of any agreement or covenant set forth in this Agreement).

                                   ARTICLE 8
                                 MISCELLANEOUS

    8.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of Holding, the Company and PacifiCare at any time before or after approval of this Agreement by the stockholders of the Company and the stockholders of PacifiCare; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made which would have a material adverse effect on the stockholders of the Company or the stockholders of PacifiCare without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2  WAIVER.

    (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers.

    8.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein and the Confidentiality Agreement dated as of July 22, 1996 between PacifiCare and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware without regard to its conflicts of laws principles.

    8.5 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    8.6 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors; PROVIDED, HOWEVER, that this Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person except the parties hereto and their respective successors any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    8.7 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To PacifiCare:

       PacifiCare Health Systems, Inc.
       5995 Plaza Drive
       Cypress, California 90630
       Attention:  President
       Telephone:  (714) 952-1121
       Fax:  (714) 220-3725
    with a copy to:

       Konowiecki & Rank
       First Interstate World Center
       633 West 5th Street, Suite 3500
       Los Angeles, California 90071-2007
       Attention:  Joseph S. Konowiecki, Esq.
       Telephone:  (213) 229-0990
       Fax:  (213) 229-0992

    and:
       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       Attention:  Michael R. Jacobson, Esq.
       Telephone:  (415) 843-5000
       Fax:  (415) 857-0663

    To Holding:

       N-T Holdings, Inc.
       c/o PacifiCare Health Systems, Inc.
       5995 Plaza Drive
       Cypress, California 90630
       Attention:  President
       Telephone:  (714) 952-1121
       Fax:  (714) 220-3725

    with a copy to:

       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       Attention:  Michael R. Jacobson, Esq.
       Telephone:  (415) 843-5000
       Fax:  (415) 857-0663

    and:
       Konowiecki & Rank
       First Interstate World Center
       633 West 5th Street, Suite 3500
       Los Angeles, California 90071-2007
       Attention:  Joseph S. Konowiecki, Esq.
       Telephone:  (213) 229-0990
       Fax:  (213) 229-0992

  To the Company:

       FHP International Corporation
       3120 West Lake Center Drive
       Santa Ana, CA 92704
       Attention:  President
       Telephone:  (714) 825-6600
       Fax:  (714)

    with a copy to:

       Sheppard, Mullin, Richter & Hampton LLP
       333 South Hope Street, 48th Floor
       Los Angeles, California 90071
       Attention:  John D. Hussey, Esq.
       Telephone:  (213) 620-1780
       Fax:  (213) 620-1398

    To the Company Sub or Neptune Sub:

       Tree Acquisition Corp. or Neptune Merger Corp. (as the case may be) c/o PacifiCare Health Systems, Inc.
       5995 Plaza Drive
       Cypress, California 90630
       Attention:  President
       Telephone:  (714) 952-1121
       Fax:  (714) 220-3725

    with a copy to:

       Konowiecki & Rank
       First Interstate World Center
       633 West 5th Street, Suite 3500
       Los Angeles, California 90071-2007
       Attention:  Joseph S. Konowiecki, Esq.
       Telephone:  (213) 229-0990
       Fax:  (213) 229-0992

    and
       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, California 94306
       Attention:  Michael R. Jacobson, Esq.
       Telephone:  (415) 843-5000
       Fax:  (415) 857-0663

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

    8.8 COOPERATION. Each of the Company and PacifiCare agrees to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Mergers and to carry out the intent and purposes of this Agreement.

    8.9  CERTAIN TERMS.  As used in this Agreement:

    (a) the word "person" refers to any (i) individual, (ii) corporation, partnership, limited liability company or other entity, or (iii) Governmental Authority; and

    (b) the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (c) representations or warranties made to the "knowledge of" or to the "knowledge of the Company" or "knowledge of PacifiCare" shall include only matters that are known or should have been known by the officers of those corporations.

    8.10 TITLES. The titles and captions of the Articles and Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

    8.11 ARTICLES, SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Articles," "Sections" and "Exhibits" are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

    8.12 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in the United States District Court for the Central District of California or any state court sitting in Orange County, California, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of California. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.7, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

    8.13 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    8.14 SCHEDULES. Any disclosure on a PacifiCare Disclosure Schedule or Company Disclosure Schedule made with respect to an identified Section shall be deemed to be a disclosure for the purpose of other sections of the applicable Disclosure Schedule to which such disclosure is applicable on its face.

    IN WITNESS WHEREOF, the parties hereby have executed this Amended and Restated Agreement and Plan of Reorganization as of the date first above written.

                                          PACIFICARE HEALTH SYSTEMS, INC.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          N-T HOLDINGS, INC.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          NEPTUNE MERGER CORP.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          TREE ACQUISITION CORP.

                                          By:  /s/  Alan R. Hoops

                                          --------------------------------------
                                          Its: President

                                          FHP INTERNATIONAL CORPORATION

                                          By:  /s/  Westcott W. Price III

                                          --------------------------------------
                                          Its: President

                                  EXHIBIT 1.4
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               N-T HOLDINGS, INC.

                                       I

    The name of this Corporation is: N-T Holdings, Inc.

                                       II

    The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                      III

    The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                       IV

    A. N-T Holdings, Inc. ("Corporation") is authorized to issue three classes of shares of stock to be designated, respectively, "Class A Common Shares," "Class B Common Shares," and "Preferred Shares." The total number of shares of stock which the Corporation shall have authority to issue is two hundred forty million (240,000,000). The total number of Class A Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class A Common Share shall be one cent ($0.01). The total number of Class B Common Shares which the Corporation shall have authority to issue is one hundred million (100,000,000), and the par value of each such Class B Common Share shall be one cent ($0.01). The total number of Preferred Shares which the Corporation shall have the authority to issue is forty million (40,000,000), and the par value of each such Preferred Share shall be one cent ($0.01).

    B. The powers, preferences and rights of the holders of Class A Common Shares and Class B Common Shares (collectively, the "Common Shares"), and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation, as amended, and subject to the powers, preferences and rights of the holders of Preferred Shares, as provided in or as otherwise determined by the Board of Directors pursuant to paragraph C of this Article IV.

    1. DIVIDENDS. Dividends may be declared and paid to the holders of the Class A Common Shares and the Class B Common Shares in cash, property, or other securities of the Corporation out of any funds legally available therefore. If and when dividends on the Class A Common Shares and the Class B Common Shares are declared payable from time to time by the Board of Directors, whether payable in cash, in property or in securities of the Corporation, the holders of the Class A Common Shares and the holders of the Class B Common Shares shall be entitled to share equally, on a per share basis, in such dividends, except that, dividends or other distributions payable on the Common Shares in Common Shares shall be made to all holders of Common Shares and may be made (i) in Class B Common Shares to the record holders of Class A Common Shares and to the record holders of Class B Common Shares, (ii) in Class A Common Shares to the record holders of Class A Common Shares and in Class B Common Shares to the record holders of Class B Common Shares, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Shares.

    2. DISTRIBUTION ON DISSOLUTION, ETC. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall, after payment in full of the liquidation preference, if any, of any outstanding Preferred Shares, be distributed pro rata to the holders of the Class A Common Shares and the Class B Common Shares in accordance with their respective rights and interests.

    3.  VOTING RIGHTS.

    (a) At each annual or special meeting of the shareholders, each holder of Class A Common Shares shall be entitled to one (1) vote in person or by proxy for each Class A Common Share standing in his name on the stock transfer records of the corporation in connection with the election of directors and all other actions submitted to a vote of shareholders; holders of Class B Common Shares shall not vote on any matters except as otherwise provided by this Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

    (b) The holders of Class B Common Shares shall be entitled to vote separately as a group only with respect to (i) proposals to change the par value of the Class B Common Shares, (ii) amendments to this Certificate of Incorporation that alter or change the powers, preference or special rights of the holders of Class B Common Shares so as to affect them adversely, and (iii) such other matters as may require separate group voting under this Certificate of Incorporation, as amended, and the Delaware General Corporation Law.

    (c) The number of authorized Class B Common Shares may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Shares.

    4.  CONVERSION.

    (a) All outstanding Class B Common Shares may be converted into Class A Common Shares on a share-for-share basis by the Board of Directors if, as a result of the existence of the Class B Common Shares, either the Class A Common Shares or Class B Common Shares is or both are excluded from trading on the New York Stock Exchange, the American Stock Exchange and all other principal national securities exchanges then in use and also is excluded from quotation on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market and other comparable national quotation systems then in use. In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any stock exchange, the National Association of Securities Dealers, Inc. or any other governmental or regulatory agency or any written instrument purporting to be authentic.

    (b) All outstanding Class B Common Shares shall be converted into Class A Common Shares on a share-for-share basis if at any time the number of outstanding Class A Common Shares, as reflected on the stock transfer records of the Corporation, falls below ten percent (10%) of the aggregate number of outstanding Class A Common Shares and of Class B Common Shares. For purposes of the immediately preceding sentence, any Common Shares repurchased and held as treasury shares or canceled by the Corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

    (c) In the event of any conversion of the Class B Common Shares pursuant to subparagraph 4(a) or 4(b), certificates which formerly represented outstanding shares of Class B Common Shares will thereafter be deemed to represent a like number of shares of Class A Common shares and all authorized Common Shares shall consist of only Class A Common Shares.

    5.  CLASS B COMMON SHARE PROTECTION PROVISION.

    (a) If, after the effective time (the "Effective Time") of the PacifiCare Merger (the "PacifiCare Merger"), as that term is defined in the Amended and Restated Agreement and Plan of Reorganization dated as of November 11, 1996, among PacifiCare Health Systems, Inc., N-T Holdings, Inc., Neptune Merger Corp., Tree Acquisition Corp. and FHP International Corporation, as amended (the

"Reorganization Agreement"), any person or group acting in concert acquires beneficial ownership of shares representing 10% or more of the then issued and outstanding Class A Common Shares (excluding the number of shares beneficially owned by such person or group at or before the Effective Time and other than upon the issuance or sale by the Corporation, by operation of law, including a merger, consolidation or reorganization of a beneficial owner, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan), and such person or group (a "Significant Shareholder") does not own an equal or greater percentage of the Class B Common Shares acquired after the Effective Time, such Significant Shareholder must, within a ninety (90) day period beginning the day after becoming a Significant Shareholder, make a public cash tender offer in compliance with all applicable laws and regulations to acquire additional Class B Common Shares as provided in this subparagraph B (5) of Article IV (a "Class B Protection Transaction").

    (b) In each Class B Protection Transaction, the Significant Shareholder must make a public tender offer to acquire that number of Class B Common Shares determined by (i) multiplying the percentage of outstanding Class A Common Shares beneficially owned by such Significant Shareholder and acquired after the Effective Time by such Significant Shareholder by the total number of shares of Class B Common Shares outstanding on the date such person or group became a Significant Shareholder, and (ii) subtracting therefrom the total number of shares of Class B Common Shares beneficially owned on such date and acquired after the Effective Time by such Significant Shareholder (including shares acquired on such date at or prior to the time such person or group became a Significant Shareholder). The Significant Shareholder must acquire all of such shares validly tendered; provided, however, that if the number of Class B Common Shares tendered to the Significant Shareholder exceeds the number of shares required to be acquired pursuant to the formula set forth in this subparagraph 5(b), the number of Class B Common Shares acquired from each tendering holder shall be pro rata in proportion to the total number of Class B Common Shares tendered by all tendering holders.

    (c) The offer price for any Class B Common Shares required to be purchased by the Significant Shareholder pursuant to this subparagraph B(5) shall be the greater of (i) the highest price per share paid by the Significant Shareholder for any Class A Common Share in the six month period ending on the date such person or group became a Significant Shareholder or (ii) the highest bid price of a Class A Common Share or Class B Common Share on the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for such shares) on the date such person or group became a Significant Shareholder or (iii) the highest bid price of a Class A Common Share or Class B Common Share on the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for such shares) on the date preceding the date the Significant Shareholder makes the tender offer required by this subparagraph B(5). For purposes of subparagraph B(5)(d) below, the applicable date for the calculations required by clauses (i) and (ii) of the preceding sentence shall be the date on which the Significant Shareholder becomes required to engage in a Class B Protection Transaction. In the event that the Significant Shareholder has acquired Class A Common Shares in the six month period ending on the date such person or group becomes a Significant Shareholder for consideration other than cash, the value of such consideration per Class A Common Share shall be as determined in good faith by the Board of Directors.

    (d) A Class B Protection Transaction shall also be required to be effected by any Significant Shareholder each time that the Significant Shareholder acquires beneficial ownership of the next higher integral multiple of 5% (e.g., 15%, 20%, 25%, etc.) of the outstanding Class A Common Shares after the Effective Time (other than upon the issuance or sale by the Corporation, by operation of law, including a merger, consolidation or reorganization of a beneficial owner, by will or the laws of descent and distribution, by gift, or by foreclosure of a bona fide loan) if such Significant Shareholder does not then own an equal or greater percentage of the Class B Common Shares acquired after the Effective Time. Such Significant Shareholder shall be required to make a public tender offer to acquire that number of Class B Common Shares prescribed by the formula set forth in subparagraph B(5)(b) above, and must acquire all shares validly tendered or a pro rata portion thereof, as specified in subparagraph B(5)(b), at the price determined pursuant to subparagraph B(5)(c) above.

    (e) If any Significant Shareholder fails to make an offer required by this subparagraph B(5) of Article IV, or to purchase shares validly tendered and not withdrawn (after proration, if any), such Significant Shareholder shall not be entitled to vote any Class A Common Shares beneficially owned by such Significant Shareholder unless and until such requirements are complied with or unless and until all Class A Common Shares causing such offer requirement to be effective are no longer beneficially owned by such Significant Shareholder.

    (f) The Class B Protection Transaction requirement shall not apply to any increase in percentage ownership of Class A Common Shares resulting solely from a change in the total amount of Class A Common Shares outstanding, provided that any acquisition after such change which resulted in any person or group owning 10% or more of the Class A Common Shares (excluding in the case of the numerator but not the denominator of the calculation of such percentage, Class A Common Shares held by such Significant Shareholder immediately after the Effective
Time) shall be subject to any Class B Protection Transaction requirement that would be imposed with respect to a Significant Shareholder pursuant to this subparagraph B(5) of Article IV.

    (g) All calculations with respect to percentage ownership of issued and outstanding shares of either class of Common Shares will be based upon the numbers of issued and outstanding shares reported by the Corporation on the last to be filed of (i) the Corporation's most recent annual report on Form 10-K,
(ii) its most recent Quarterly Report on Form 10-Q, or (iii) its most recent Current Report on Form 8-K.

    (h) For purposes of this subparagraph B(5) of this Article IV, the term "person means a natural person, corporation, partnership, trust, association, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

    6. MERGER OR CONSOLIDATION. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Class B Common Shares shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class A Common Shares in such merger or consolidation; provided, however, that this restriction shall not apply to the PacifiCare Merger.

    7. SPLITS, SUBDIVISIONS, ETC. If the Corporation shall in any manner split, subdivide or combine the outstanding Class A Common Shares or Class B Common Shares, the outstanding shares of the other such class of Common Shares shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Shares have been split, subdivided or combined.

    8. NO PREEMPTIVE RIGHTS. No holder of Class A Common Shares or Class B Common Shares shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

    9. CONSIDERATION FOR SALE FOR SHARES. The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

    10. CONSIDERATION FOR PURCHASE OF SHARES. The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

    C. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Shares Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restriction of any wholly unissued series of Preferred Shares, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The Board of Directors shall designate each series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions and qualifications of the shares of the series, including any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Shares outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares, any terms, rights, restrictions and qualifications of the shares. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors shall have the power to purchase any of the Preferred Shares herein or hereafter authorized from such persons, firms, or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

    There shall be a series of Preferred Stock designated "Series A Cumulative Convertible Preferred Shares" (the "Convertible Preferred Shares") which shall have the powers, preferences and rights as follows:

    1. RANK. The Convertible Preferred Shares shall have a par value of $1.00 per share. The Convertible Preferred Shares will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Corporation, as they exist on the date hereof or as such stock may be constituted from time to time, and each other class or series of capital stock or preferred stock established by the Board of Directors to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Shares, the "Junior Securities"), (ii) on a parity with each other class or series of capital stock or of preferred stock issued by the Corporation established by the Board of Directors to the extent the terms of such stock expressly provide that it will rank on a parity with the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"), and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Convertible Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"). Each share of the Convertible Preferred Shares shall rank equally in all respect with each other share of the Convertible Preferred Shares.

    2. AUTHORIZED NUMBER. The authorized number of shares constituting the Convertible Preferred Shares shall be 11,000,000 shares.

    3. DIVIDENDS. Holders of Convertible Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cash dividends at an annual rate of 4% of the Stated Value per share of Convertible Preferred Shares, payable quarterly in arrears on March 15, June 15, September 15, and December 15, of each year, commencing , 199 [first dividend date following the Mergers], provided that the
dividend payable on         , 199 [first dividend date following the Mergers]
shall be in an amount determined by assuming that the Convertible Preferred
Shares (a) had been outstanding on         , 199 [the date immediately following
the last dividend payment date on the FHP Series A Cumulative Convertible Preferred Stock] (the "Transition Period Commencement Date"), and (b) had been entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cash dividends at an annual rate of (i) 5% of an amount equal to twice the Stated Value per share from such
date through         , 199 [the date of the Merger] (the "Effective Date") and
(ii) 4% of the Stated Value per share from         , 199 [the date immediately
following the date of the Merger] through         , 199 [the first dividend date
following the Merger]. Each dividend will be payable to holders of record as they appear on the books of the Corporation at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board of Directors. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Shares, which will be the Effective Date,
provided that, for purposes of dividends payable on         , 199 [the first
dividend payment date following the Mergers] in respect of the period from the Transition Period Commencement Date through the Effective Date (the "Transition Period"), the Transition Period Commencement Date will be treated as the issuance date for the Convertible Preferred Shares. Except as otherwise provided in this subparagraph 3, dividends for each full dividend period will be computed by dividing the annual dividend rate by four and dividends payable for any period less than a full dividend period, which may include, without limitation, dividends payable with respect to the Transition Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid, or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for such payment on the Convertible Preferred Shares in accordance with the terms hereof. If full dividends are not so paid, the Convertible Preferred Shares shall share dividends PRO RATA with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment, or other distributions made on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Shares, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Corporation permit any corporation or entity directly or indirectly controlled by the Corporation to purchase any Convertible Preferred Shares, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Shares. Notwithstanding the foregoing, the Corporation may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Shares, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Shares, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to a Rights Agreement (as defined in Section 6 below).

    4. LIQUIDATION RIGHTS. The Stated Value of each share of Convertible Preferred Shares shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after satisfaction of the claims of creditors and any holders of Senior Securities and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Shares, (i) the holders of Convertible Preferred Shares shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and (ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred Shares and any Parity Securities, the holders of the Convertible Preferred Shares and such Parity Securities will share ratably in any distribution of assets of the Corporation, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Convertible Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. Neither the sale or transfer of all or any part of the assets of the Corporation for cash, securities or other property, nor the merger or consolidation of the Corporation into or with any other corporation or a merger of any other corporation with or into the Corporation, will be deemed to be a liquidation, dissolution or winding-up of the Corporation.

    5.  VOTING RIGHTS.

    (a) Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of Preferred Shares, the holders of Convertible Preferred Shares will not be entitled to vote. So long as any shares of Convertible Preferred Shares are outstanding, the vote or consent of the holders of 66 2/3% of the outstanding shares of Convertible Preferred Shares, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Convertible Preferred Shares or (ii) alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Shares so as to affect them adversely or (iii) authorize or issue any additional class or series of Parity Securities or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

    (b) (i) In the event that any accrued dividends (whether or not declared) on the Convertible Preferred Shares shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Corporation will be automatically increased by two, and holders of Convertible Preferred Shares shall be entitled to vote their shares of Convertible Preferred Shares, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Convertible Preferred Shares shall be outstanding, the holders of shares of Convertible Preferred Shares shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Preferred Shares are paid in full or declared and set aside for payment. The period during which holders of Convertible Preferred Shares retain such right is referred to as a "Default Period".

        (ii) So long as any shares of Convertible Preferred Shares shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Shares (or any class thereof) shall not affect the exercise of such voting rights by the holders of Convertible Preferred Shares and Voting Parity Securities. Holders of Convertible Preferred Shares and Voting Parity Securities shall be entitled, as among the class of holders of Convertible Preferred Shares and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

       (iii) Unless the holders of Convertible Preferred Shares and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Convertible Preferred Shares and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Convertible Preferred Shares and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred Shares and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Convertible Preferred Shares by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Corporation. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the Convertible Preferred Shares and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Corporation shall not be required to call such a special meeting if such request is received less then 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Corporation, at which meeting such newly created directorships shall be filled by vote of the holders of Convertible Preferred Shares and Voting Parity Securities.

       (iv) During any Default Period, the holders of Class A Common Shares, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect all of the Directors unless and until the holders of Convertible Preferred Shares and Voting Parity Securities shall have exercised their right to elect two Directors voting as a class. After the exercise of this right (x) the Directors so elected by the holders of Convertible Preferred Shares and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board of Directors with respect to a Directorship to be elected pursuant to this subparagraph (b) by the holders of Convertible Preferred Shares and Voting Parity Securities may be filled by vote of the remaining Director previously elected by such holders. References in this subsection (b) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

        (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Convertible Preferred Shares to elect Directors pursuant to this subparagraph (b) shall cease, subject to continuing application of subparagraph (b)(i) upon each and every subsequent reoccurrence of the event described therein, (y) the term of any Directors elected by the holders of Convertible Preferred Shares and Voting Parity Securities pursuant to this subparagraph (b) shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subparagraph (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Certificate of Incorporation or bylaws).

    6.  CONVERSION.

    (a) RIGHT TO CONVERT. Each share of Convertible Preferred Shares will be convertible (the rights to convert described in this subsection (a) are referred to as the "Conversion Rights") at the option of the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Shares (together with any Rights (as defined in subsection (b)(iii) below) associated therewith) as is equal to (A) the sum of (i) twice the Stated Value of the Convertible Preferred Shares plus (ii) accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price then in effect. The initial "Conversion Price" for
the Convertible Preferred Shares shall be $[        (1)] and shall be subject to
adjustment as described below. The holders of Convertible Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such Convertible Preferred Shares or the Corporation's default on payment of the dividend due on such dividend payment date. However, shares of Convertible Preferred Shares surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption to occur during the period from the record date to the close of business on the payment date pursuant to Section 7 below) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Convertible Preferred Shares on a dividend payment record date who (or whose transferee) tenders shares of Convertible Preferred Shares on a dividend payment date will be entitled to receive the dividend payable on such shares by the Corporation on such date, and such converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Shares for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of Convertible Preferred Shares. Shares of Convertible Preferred Shares called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless the Corporation defaults in payment of the redemption price.

    (b) ANTI-DILUTION PROVISIONS. The Conversion Price is subject to adjustment after the issuance of the Convertible Preferred Shares from time to time as follows:

        (i) In case the Corporation shall (1) pay a dividend or make a distribution on Common Shares in shares of Common Shares, (2) subdivide its outstanding shares of Common Shares into a greater number of shares or (3) combine its outstanding shares of any class of Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted (and any other appropriate action taken by the Corporation) so that the holder of any Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Shares which such holder would have been entitled to receive immediately following such action had the holder's Convertible Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately (except as provided in subsection (vi) below) after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

        (ii) In case the Corporation shall issue rights, options or warrants to all holders of its outstanding shares of Common Shares, or of its outstanding shares of any class or series of Common Shares, entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Shares at a price per share less than the Current Market Price per share (as defined in subsection (v) below) of such offered Common Shares on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which

           (1) the numerator shall be the sum of (A) the number of shares of Common Shares outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of shares of such offered Common Shares which the aggregate offering price of the total number of shares so offered would purchase at such

------------------------
(1) A price equal to the FHP existing conversion price of $31 per share times a fraction, the numerator of which is $1.00 and the denominator of which is the Final Exchange Ratio as defined in the Reorganization Agreement.

       Current Market Price (determined by multiplying such total number of shares offered for subscription or purchase by the sum of the exercise price of such rights, options or warrants plus the value of any consideration per share paid to the Corporation for such rights, options or warrants and dividing the product so obtained by such Current Market Price), and

           (2) the denominator shall be the sum of (A) the number of shares of Common Shares outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of additional shares of Common Shares which are so offered for subscription or purchase.

        Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, in the event that all the shares of Common Shares offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Shares actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Shares offered for subscription or purchase. In determining the value of any consideration received by the Corporation for such rights, options or warrants, the determination of the Board of Directors in good faith shall be conclusive and shall be described in a Board resolution.

       (iii) Notwithstanding subsection (ii) above, any adjustments to the Conversion Price to account for the issuance of rights ("Rights") under a shareholder rights plan or agreement, "poison pill" or similar arrangement (a "Rights Agreement") adopted subsequent to the date hereof shall be made when such Rights become exercisable or exchangeable by the holder thereof for Common Shares (Common Shares issued pursuant to the exercise of, or exchange by the Corporation for, such Rights are referred to as "Rights Stock") pursuant to a Rights Agreement at a price per share less than the Current Market Price per share of such Common Shares on the date of such exercise or exchange. The Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such exercise or exchange by a fraction of which

           (1) the numerator shall be the sum of (A) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights which the aggregate consideration received for the total number of shares of Rights Stock so issued would purchase at such Current Market Price (determined by multiplying such total number of shares of Rights Stock by the consideration received per share of such Rights Stock and dividing the product so obtained by such Current Market Price), and

           (2) the denominator shall be the sum of (A) the number of shares of Common Shares of the type issued pursuant to the exercise of, or exchange by the Corporation for, such Rights outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of additional shares of Rights Stock which are so issued.

        Such adjustment shall be made successively whenever any Rights Stock is issued, and shall become effective immediately (except as provided in subsection (vi) below) after the issuance of Rights Stock. If after the applicable "Distribution Date" or a similar date (as defined in a Rights Agreement) holders converting shares of Convertible Preferred Shares are, for any reason, not entitled to receive the Rights or similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common Shares received upon such conversion), then a reducing adjustment shall be made in the Conversion Price to reflect the fair market value of the Rights or similar rights, options or warrants. If such an adjustment is made and the Rights or similar rights, options or warrants are later exchanged, redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Corporation may elect to provide that such shares of Common Shares issuable upon conversion of the Convertible Preferred Shares, whether or not issued after the Distribution Date or such similar date for such Rights, will be accompanied by the Rights which would otherwise be attributable (but for the date of conversion to such shares of Common Shares, in which event the preceding two sentences shall not apply).

       (iv) In case the Corporation shall distribute to substantially all holders of Common Shares, or to substantially all holders of its outstanding shares of any class or series of Common Shares, evidences of indebtedness, equity securities (including equity interests in the Corporation's subsidiaries) other than Common Shares or other assets (other than cash dividends paid out of earned surplus of the Corporation or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of Common Shares or to substantially all holders of any class or series of Common Shares, rights, options or warrants to subscribe to securities (other than any rights, options or warrants referred to in subsection (ii) above or Rights referred to in subparagraph (iii) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Shares (as determined below) on the record date mentioned below less the quotient of the then fair market value of the assets, evidences of indebtedness and equity securities so distributed, or of such subscription rights, warrants or options, divided by the number of shares of Common Shares outstanding on such record date, and of which the denominator shall be such Current Market Price of the Common Shares. For the purposes of this subsection (iv), in the event of a distribution of shares of capital stock or other securities of any subsidiary of the Corporation as a dividend on shares of Common Shares, the "then fair market value" of the shares or other securities so distributed shall be the value of such shares or other securities on the record date mentioned below as determined by the Board of Directors, whose good faith determination shall be conclusive evidence of such value, and shall be described in a Board resolution. Such adjustment shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such distribution.

        (v) For the purpose of any computation under subsection (ii), (iii) or
    (iv) above, the "Current Market Price" per share of stock on any date shall be (A) deemed to be the average of the last sale prices of a share of such shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation, or (B) in each case where the Current Market Price per share is to be determined with respect to the two classes or series of Common Shares considered together, deemed to equal the quotient of (i) the sum of (a) AvgA multiplied by Na and (b) AvgB multiplied by Nb, divided by (ii) Nt, where

AvgA       =          the average of the last sale prices of a share of Class A Common
                      Shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or
                      distribution requiring such computation,

AvgB       =          the average of the last sale prices of a share of Class B Common
                      Shares for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or
                      distribution requiring such computation,

Na         =          the average number of shares of Class A Common Shares outstanding during the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation,

Nb         =          the average number of shares of Class B Common Shares outstanding during the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation, and

Nt         =          the sum of Na and Nb.

    For purposes of this subsection (v), the term "ex date," when used with respect to any issuance or distribution, means the first date on which the stock trades regular way on the principal national securities exchange on which the stock is listed or admitted to trading (or if not so listed or admitted, on Nasdaq, or a similar organization if Nasdaq is no longer reporting trading information) without the right to receive such issuance or distribution.

       (vi) In any case in which this Section shall require that an adjustment be made immediately following a record date or immediately following the exercise of, or exchange of a right, option or warrant, the Corporation may elect to defer the effectiveness of such adjustment (but in no event until a date later then the later of the "ex date" as defined above and the effective date of the event giving rise to such adjustment), in which case the Corporation shall, with respect to any Convertible Preferred Shares converted after the date of such exercise or exchange or such record date, as the case may be, and before such adjustment shall have become effective
    (1) defer making any cash payment or issuing to the holder of such Convertible Preferred Shares the number of shares of Common Shares and other capital stock of the Corporation issuable upon such conversion in excess of the number of shares of Common Shares and other capital stock of the Corporation issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Common Shares and other capital stock of the Corporation issuable on such conversion.

       (vii) No adjustment in the Conversion Price shall be required if the holders of Convertible Preferred Shares are to participate in the transaction on a basis and with notice that the Board of Directors determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Shares participate in the transaction. In addition, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection (vii)) would require an increase or decrease of at least 1% in the Conversion Price; provided, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

      (viii) Whenever the Conversion Price is adjusted as provided above:

           (1) the Corporation shall compute the adjusted Conversion Price and shall promptly file with the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Shares, a certificate signed by a principal financial officer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; and

           (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be sent by first-class mail to the holders of record of the Convertible Preferred Shares.

           In case:

               (A) the Corporation shall take any action which would require an adjustment to the Conversion Price pursuant to subsection (iv) above;

               (B) the Corporation shall authorize the granting to the holders of its Common Shares of rights, options or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

               (C) of any reorganization or reclassification of the Common Shares or any class or series of Common Shares (other than a subdivision or combination of its outstanding Common Shares), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, lease or transfer of all or substantially all the assets of the Corporation; or

               (D) of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

       then the Corporation shall cause to be mailed to the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Shares and to the holders of record of Convertible Preferred Shares, at least 20 days (for 10 days in any case described in subsections (A) or (B) above) prior to the applicable record date or effective date specified below, a notice stating (x) the date as of which the holders of record of Common Shares to be entitled in such dividend, distribution, rights, options or warrants are to be determined, or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date or dates as of which it is expected that holders of record of Common Shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Neither the failure to give the notice required by this subsection (viii), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, option, warrant, reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote authorizing any such action with respect to the other holders.

       (ix) To the extent permitted by law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the Board of Directors has made a determination in good faith that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this subsection (ix) shall become effective unless the Corporation shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of Convertible Preferred Shares. Such notice shall be given by first-class mail, postage prepaid, at such holder's address as it appears on the books of the Corporation. Such notice shall state the amount per share by which the Conversion Price will be reduced and the period for which such reduction will be in effect.

        (x) At its option, the Corporation may make such reduction in the Conversion Price, in addition to those otherwise required by this Section 6, as the Board deems advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; provided that any such reduction shall not be effective until written evidence of the action of the Board of Directors authorizing such reduction shall be filed with the Secretary of the Corporation and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of Convertible Preferred Shares at such holder's address as it appears on the books of the Corporation.

    (c) CONSOLIDATION, MERGER OR SALE OF ASSETS. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Common Shares or any class or series of Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Shares),
(ii) any consolidation or merger of the Corporation with or into another person or any merger of another person into the Corporation (other than a merger in which the Corporation is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of Common Shares, or any class or series of Common Shares), (iii) any sale, lease or transfer of all or substantially all of the assets of the Corporation, (iv) any compulsory share exchange, or (v) any conversion of all of the outstanding Class B Common Shares into Class A Common Shares, pursuant to any of which holders of Class B Common Shares shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred Shares then outstanding shall have the right thereafter to receive on account of such share only the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, share exchange or conversion by a holder of the number of shares of Class B Common Shares issuable upon conversion of such share of Convertible Preferred Shares immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and the Corporation shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document or certificate of merger or other document effecting any such merger, consolidation, sale, lease, transfer or share exchange to establish such right. Upon the occurrence of any transaction described in the preceding sentence (except clause (i) thereof), the Convertible Preferred Shares then outstanding shall be deemed converted, subject nevertheless to the provisions of Section 8 to the extent applicable.

    (d) ACCRUED DIVIDENDS AND FRACTIONAL SHARES. Dividends shall cease to accrue on shares of the Convertible Preferred Shares surrendered for conversion into Class B Common Shares pursuant to this Section or Section 8 below. No fractional shares of Class B Common Shares shall be issued upon conversion of the Convertible Preferred Shares, and any portion of Convertible Preferred Shares surrendered for conversion which would otherwise result in a fractional share of Class B Common Shares shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the closing price of the Class B Common Shares on the last business day prior to conversion.

    (e) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Shares shall be entitled to convert such stock into shares of Class B Common Shares and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred Shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Shares, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, within 10 days after such delivery, issue and deliver at such office to such holder of the Convertible Preferred Shares (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Class B Common Shares to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Class B Common Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Shares to be converted, and the Person or persons entitled to receive the shares of Class B Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Shares on such date. In case any certificate for shares of the Convertible Preferred Shares shall be surrendered for conversion of only a part of the shares represented thereby, the Corporation shall deliver within 10 days at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Shares represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the

Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Shares issuable upon such conversion unless the certificates evidencing the Convertible Preferred Shares are either delivered to the Corporation or its transfer agent or the Corporation or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred Shares executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Class B Common Shares issuable upon conversion of shares of Convertible Preferred Shares shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Corporation shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Shares being converted.

    (f) ADOPTION OF RIGHTS AGREEMENT. The Corporation shall not adopt a Rights Agreement unless such Rights Agreement shall provide that (i) each holder of a share of Convertible Preferred Shares shall be entitled to receive thereunder, upon conversion of such share of Convertible Preferred Shares (in accordance with the terms hereof), prior to the earlier to occur of the date of redemption of Rights issued under such Rights Agreement, the date of expiration of the Rights issued under such Rights Agreement, or the date the Conversion Price of the Convertible Preferred Shares is adjusted pursuant to subsection 6(b)(iii) above rights for each share of Common Shares issued upon conversion of such share of Convertible Preferred Shares in an amount equal to the amount of Rights issued with respect to each outstanding share of Common Shares issued rights pursuant to such Rights Agreement and (ii) if such Rights are redeemed prior to the conversion of any share of Convertible Preferred Shares into Common Shares, then, upon conversion of such share of Convertible Preferred Shares, the holder thereof shall receive an amount in cash equal to the amount in cash that such holder would have received had he converted such share of Convertible Preferred Shares prior to such redemption.

    7. OPTIONAL REDEMPTION. On or after June 17, 1998, the Corporation may, at its option, redeem all or from time to time any part of the shares of Convertible Preferred Shares, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value thereof), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed during the twelve-month period commencing on June 17, 1998 of the years indicated below:

                                                                          REDEMPTION
YEAR                                                                         PRICE
-----------------------------------------------------------------------  -------------
1998...................................................................       103.0%
1999...................................................................       102.5%
2000...................................................................       102.0%
2001...................................................................       101.5%
2002...................................................................       101.0%
2003...................................................................       100.5%
2004...................................................................       100.0%

    If fewer than all of the outstanding shares of the Convertible Preferred Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board of Directors may determine to be fair and appropriate. Convertible Preferred Shares may not be redeemed unless full cumulative dividends have been paid on the Convertible Preferred Shares for all past dividend periods.

    Notice of redemption of Convertible Preferred Shares will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Convertible Preferred Shares to be redeemed at the address of such holder in the books of the Corporation and (ii) publication in THE WALL STREET JOURNAL. On the date such notices are mailed, the Corporation shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Convertible Preferred Shares to be redeemed and, if fewer than all outstanding shares of Convertible Preferred Shares held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and (5) that dividends on the Convertible Preferred Shares to be redeemed shall cease to accrue on such Redemption Date, except as otherwise provided herein. If such notice of redemption has been given, from and after the specified redemption date (unless the Corporation defaults in making payment of the redemption price), dividends on the Convertible Preferred Shares so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price and any dividends due on a dividend payment date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

    8. CHANGE IN CONTROL. If there occurs a Change in Control (as defined below) with respect to the Corporation, then each share of Convertible Preferred Shares may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the Conversion Notice (as defined below) by the Corporation to all holders of the Convertible Preferred Shares, into, at its option, either (A) such number of fully paid and non-assessable shares of Class B Common Shares as is equal to the Stated Value of the Convertible Preferred Shares divided by the Special Conversion Price (as defined below) or (B) an amount in cash equal to the Stated Value of the Convertible Preferred Shares plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the Class B Common Shares on the last trading day prior to the date the Corporation gives the Conversion Notice (as defined below) to the holders of Convertible Preferred Shares.

    Within five days after the occurrence of a Change in Control, the Corporation shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of Convertible Preferred Shares (the "Conversion Notice").

    Each Conversion Notice shall state:

    (a) that a Change in Control has occurred (and shall specify the date of occurrence), and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

    (b) the expiration date of the Special Conversion Rights;

    (c) that a holder of Convertible Preferred Shares, in order to exercise Special Conversion Rights, must deliver on or before the fifth day prior to the expiration date of the Special Conversion Rights written notice to the Corporation of the holder's exercise of those rights, together with the certificate evidencing such holder's shares with respect to which the rights are being exercised, duly endorsed for transfer;

    (d) the Special Conversion Price and the Conversion Price which would otherwise be applicable;

    (e) a description of the procedure which a holder must follow to exercise its Special Conversion Rights; and

    (f) that holders of Convertible Preferred Shares electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Class B Common Shares.

    The Conversion Notice shall be given by first-class mail, postage paid, to the holders of record of Convertible Preferred Shares at their respective addresses as they appear on the books of the Corporation.

    No failure of the Corporation to give the Conversion Notice shall limit any holder's right to exercise its Special Conversion Rights.

    Exercise of the Special Conversion Rights by a holder of Convertible Preferred Shares will be irrevocable. The Corporation shall not enter into any consolidation, merger or sale of assets, unless in connection therewith the holders of Convertible Preferred Shares exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Class B Common Shares into which their shares of Convertible Preferred Shares would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the Convertible Preferred Shares.

    The Corporation may, at its option, elect to pay holders of Convertible Preferred Shares exercising Special Conversion Rights an amount in cash equal to the Stated Value of the Convertible Preferred Shares plus an amount equal to any accrued but unpaid dividends thereon.

    "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Corporation's assets as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) in one or a series of transactions, provided that a transaction where the holders of Common Shares immediately prior to such transaction own, directly or indirectly, 50% or more of the common stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by the Corporation and/or any of its subsidiaries of 50% or more of the aggregate voting power of the Common Shares in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Corporation, provided that a liquidation or dissolution of the Corporation which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided" clause of clause (i) above shall not constitute a Change in Control under this clause (iii); or (iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% or more of the aggregate voting power of the Common Shares of the Corporation or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act), directly, of 50% or more of the aggregate voting Power of the Common Shares, or (b) less than 50% (measured by the aggregate voting power of all classes) of the Corporation's Common Shares being registered under Section 12(b) or 12(g) of the 1934 Act.

    9. STATUS OF REACQUIRED SHARES. If shares of Convertible Preferred Shares are converted pursuant to Section 6 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Corporation, but may not be reissued as Convertible Preferred Shares.

    10. RESERVED SHARES. So long as any shares of Convertible Preferred Shares remain outstanding, the Corporation agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred Shares at all times a number of authorized but unissued shares of Class B Common Shares at least equal to 150% of the number of shares of Class B Common Shares issuable upon conversion at the Conversion Price of all of the Convertible Preferred Shares outstanding at such time. The Corporation shall take all action necessary so that Class B Common Shares so issued will be validly issued, fully paid and non-assessable. The Corporation shall use its best efforts to list the Class B Common Shares required to be delivered upon conversion of the shares of Convertible Preferred Shares, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

    11. PREEMPTIVE RIGHTS. The Convertible Preferred Shares are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

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    12.  NOTICES.  Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Convertible Preferred Shares, to such holder's address as it appears on the books of the Corporation, and (ii) in the case of the Corporation, to the Corporation's principal executive offices to the attention of the Corporation's President,

    13. SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this paragraph C shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                                       V

    The number of Directors of the Corporation shall be twelve. The number of Directors may hereafter be fixed from time to time by bylaw or amendment duly adopted by the Board of Directors, provided, however, that the number of Directors shall not be more than twelve nor less than five, except as otherwise may be required to implement the provisions of paragraph C.5(b) of Article IV hereof.

                                       VI

    A. The Board of Directors shall be and is divided in to three classes, Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra Director shall be a member of Class I and if the fraction is two-thirds (2/3) one of the extra Directors shall be a member of Class I and the other shall be a member of Class
II. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected, provided, however, that the Directors initially appointed to Class I shall serve for a term ending on the date of the third annual meeting next following the date hereof, the Directors initially appointed to Class II shall serve for a term ending on the date of the second annual meeting next following the date hereof, and the Directors initially appointed to Class III shall serve for a term ending on the date of the first annual meeting next following the date hereof.

    B. In the event of any increase or decrease in the authorized number of Directors, (1) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal, and (2) the newly created or eliminated Directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the number of Directors in the respective classes into conformity with the formula in this Article, as applied to the new authorized number of Directors.

    C. Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his successor is elected and qualified or until his death, resignation or removal. A Director shall not be removed from office prior to the expiration of his term except by the affirmative vote or written consent of not less than sixty-six and two-thirds percent (66 2/3%) of the total votes entitled to be cast in an election of Directors. Should a vacancy occur or be created, the remaining Directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created.

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                                      VII

    A. In addition to requirements of any applicable statute, the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors, considered for purposes of this Article as one class, shall be required for approval or authorization of any Business Transaction (as hereinafter defined) between the Corporation and any Control Person (as hereinafter defined); provided, however, that such additional voting requirement shall not be applicable if:

        (1) The Business Transaction was approved by a two-thirds vote of the Board of Directors of the Corporation prior to the acquisition by the Control Person, together with its Affiliates and Associates (as hereinafter defined), of stock of the Corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors; or

        (2) The Business Transaction was approved by a two-thirds vote of the Board of Directors of the Corporation after the acquisition by the Control Person, together with its Affiliates and Associates, of stock of the Corporation, which, in the aggregate, bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, and such acquisition by such Control Person and its Affiliates and Associates was unanimously approved by the Board of Directors of the Corporation; or

        (3) The Business Transaction is solely between the Corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation and none of which is owned by a Control Person, and each holder of stock of the Corporation receives the same type of consideration in proportion to his holdings; or

        (4) Both of the following are satisfied:

           (a) the cash or fair market value of the property, securities or other consideration to be received per share in the Business Transaction by holders of the stock of the Corporation is not less than the higher of
       (i) the highest price per share (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, newspaper advertisements, printing and attorney's fees) paid by such Control Person in acquiring any of its holdings of the Corporation's stock, or (ii) the highest per share market price of the stock of the Corporation during the 3-month period immediately preceding the date of the proxy statement described in
       (c) below; and

           (b) a proxy statement responsive to the requirements of the 1934 Act shall be mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of such Business Transaction and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Transaction which the Continuing Directors, or any of them, may choose to state, and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Transaction, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

    B.  For the purposes of this Article:

        (1) The term "Control Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its Affiliates and Associates, "beneficially owns" (as this term is defined on the date on which this Article becomes effective in Rule 13d-3 of the General Rules and Regulations under the 1934 Act) in the aggregate, stock of the Corporation, which bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, and any Affiliate or Associate (as those terms are defined on the date of which this Article is adopted in Rule 12b-2 of the General Rules and Regulations under the 1934
    Act) of any such individual, corporation, partnership or other person or entity;

        (2) The term "Business Transaction" shall mean (a) any merger or consolidation of the Corporation with or into a Control Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Control Person, (c) any merger of consolidation of a Control Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part (as hereinafter defined) of the assets of a Control Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Control Person, (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Control Person, (g) any reclassification or recapitalization (including any reverse stock split) involving stock of the Corporation, consummated within five (5) years after a Control Person becomes a Control Person, (h) any plan or proposal by a Control Person for the dissolution or liquidation of the Corporation, and
    (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction;

        (3) The term "Continuing Director" shall mean any Director who was elected by the public stockholders of the Corporation prior to the acquisition by the Control Person, together with its Affiliates and Associates, in the aggregate, of stock of the Corporation, which bears the rights to 10% or more of the total votes entitled to be cast in an election of Directors, or a person recommended by succeed a Continuing Director by a majority of Continuing Directors;

        (4) The term "Substantial Part" shall mean more than 10% of the total assets of the Corporation in question as of the end of its most recent fiscal year ending prior to the time that the termination is being made;

        (5) Without limitation, any stock of the Corporation which any Control Person has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed outstanding and beneficially owned by such Control Person for purposes of this Article only;

        (6) For the purpose of subparagraph 4 of paragraph A of this Article, the phrase, "other consideration to be received" shall include, without limitation, stock of the Corporation retained by its existing public stockholders in the event of a Business Transaction with such Control Person in which the Corporation is the surviving corporation.

    C. The provisions set forth in this Article shall not be repealed or amended in any respect or in any manner, including any merger of consolidation of the Corporation with any corporation, unless the surviving corporation's Certificate of Incorporation contains an Article to the same effect as this Article, except by the affirmative vote or written consent of not less than 66 2/3% of the total votes entitled to be cast in an election of Directors attributable to stock owned by persons other than a Control Person.

    D. A majority of the Continuing Directors shall have the power and duty to determine for purposes of this Article on the basis of information known to them:

        (1) Whether any proposed transaction is a Business Transaction and within the scope of this Article;

        (2) Whether a stockholder is a Control Person; and

        (3) For the purposes of subparagraph 4 of paragraph A, the per share market value to be paid to stockholders in the Business Transaction and the highest per share price paid by the Control Person in acquiring any of its holdings of the Corporation's stock.

                                       20
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                                      VIII

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

                                       IX

    No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith, (iii) shall have acted in a matter involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or, (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Nine, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring or any cause of action, suit or claim that, but for this Article Nine would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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